Exhibit 4.2

SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES INDENTURE

Dated as of March 7, 2025

Among

MODIVCARE INC.,
as the Issuer,

the GUARANTORS party hereto from time to time

and

ANKURA TRUST COMPANY, LLC
as Trustee and Notes Collateral Agent

5.000% / 10.000% SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES DUE 2029

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE    1
    Section 1.01    Definitions.    1
    Section 1.02    Other Definitions.    35
    Section 1.03    Rules of Construction.    36
    Section 1.04    Trust Indenture Act.    37
    Section 1.05    Acts of Holders.    37
    Section 1.06    Limited Condition Transactions.    40
    ARTICLE 2 THE NOTES    41
    Section 2.01    Form and Dating; Terms.    41
    Section 2.02    Execution and Authentication.    42
    Section 2.03    Registrar and Paying Agent.    43
    Section 2.04    Paying Agent to Hold Money in Trust.    43
    Section 2.05    Holder Lists.    43
    Section 2.06    Transfer and Exchange.    44
    Section 2.07    Replacement Notes.    46
    Section 2.08    Outstanding Notes.    46
    Section 2.09    Treasury Notes.    47
    Section 2.10    Temporary Notes.    47
    Section 2.11    Cancellation.    47
    Section 2.12    Defaulted Interest.    47
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    Section 2.13    CUSIP and ISIN Numbers.    48
    Section 2.14    Interest Rate, Payment of Interest; PIK Notes.    48
    Section 2.15    Rights of the Trustee and Agents    50
    ARTICLE 3 REDEMPTION    50
    Section 3.01    Notices to Trustee.    50
    Section 3.02    Selection.    51
    Section 3.03    Notice of Redemption.    51
    Section 3.04    Effect of Notice of Redemption.    52
    Section 3.05    Deposit of Redemption or Purchase Price.    52
    Section 3.06    Notes Redeemed in Part.    53
    Section 3.07    Optional Redemption.    53
    Section 3.08    Mandatory Redemption.    54
    ARTICLE 4 COVENANTS    54
    Section 4.01    Payment of Notes.    54
    Section 4.02    Maintenance of Office or Agency.    54
    Section 4.03    Taxes.    55
    Section 4.04    Reports.    55
    Section 4.05    Compliance Certificate.    58
    Section 4.06    Stay, Extension and Usury Laws.    59
    Section 4.07    Restricted Payments.    59
    Section 4.08    Restrictive Agreements.    62
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    Section 4.09    Indebtedness.    63
    Section 4.10    Asset Sales.    67
    Section 4.11    Transactions with Affiliates.    68
    Section 4.12    Liens.    69
    Section 4.13    Investments, Loans, Advances, Guarantees and Acquisitions.    69
    Section 4.14    Corporate Existence.    72
    Section 4.15    Offer to Repurchase Upon a Change of Control.    72
    Section 4.16    [Reserved].    74
    Section 4.17    Additional Subsidiary Guarantees.    74
    Section 4.18    After-Acquired Collateral.    74
    Section 4.19    Prepayments of Restricted Junior Debt and Amendments to Restricted Junior Debt Documents.    75
    Section 4.20    Healthcare Permits; Healthcare Fines.    76
    Section 4.21    Maintenance of Properties; Insurance.    76
    Section 4.22    Compliance with Laws.    76
    Section 4.23    Maintenance of Ratings.    77
    Section 4.24    Anti-Layering.    77
    ARTICLE 5 SUCCESSORS    78
    Section 5.01    Merger, Consolidation or Sale of Assets.    78
    Section 5.02    Successor Entity Substituted.    79
    ARTICLE 6 DEFAULTS AND REMEDIES    79
    Section 6.01    Events of Default and Remedies.    79
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    Section 6.02    Acceleration.    81
    Section 6.03    Other Remedies.    81
    Section 6.04    Waiver of Past Defaults.    82
    Section 6.05    Control by Majority.    82
    Section 6.06    Limitation on Suits.    83
    Section 6.07    Rights of Holders to Receive Payment.    83
    Section 6.08    Collection Suit by Trustee.    83
    Section 6.09    Restoration of Rights and Remedies.    84
    Section 6.10    Rights and Remedies Cumulative.    84
    Section 6.11    Delay or Omission Not Waiver.    84
    Section 6.12    Trustee May File Proofs of Claim.    84
    Section 6.13    Priorities.    85
    Section 6.14    Undertaking for Costs.    86
    ARTICLE 7 TRUSTEE AND NOTES COLLATERAL AGENT    86
    Section 7.01    Duties of Trustee.    86
    Section 7.02    Rights of Trustee.    87
    Section 7.03    Individual Rights of Trustee.    89
    Section 7.04    Trustee’s Disclaimer.    89
    Section 7.05    Notice of Defaults.    89
    Section 7.06    Compensation and Indemnity.    90
    Section 7.07    Replacement of Trustee.    91
    Section 7.08    Successor Trustee by Merger, etc.    92
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    Section 7.09    Eligibility; Disqualification.    92
    Section 7.10    Security Documents and Intercreditor Agreements.    92
    Section 7.11    Limitation on Duty of Trustee in Respect of Collateral    93
    Section 7.12    Trustee in Other Capacities    93
    ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE    93
    Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.    93
    Section 8.02    Legal Defeasance and Discharge.    94
    Section 8.03    Covenant Defeasance.    94
    Section 8.04    Conditions to Legal or Covenant Defeasance.    95
    Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.    96
    Section 8.06    Repayment to the Issuer.    97
    Section 8.07    Reinstatement.    97
    ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER    97
    Section 9.01    Without Consent of Holders.    97
    Section 9.02    With Consent of Holders.    99
    Section 9.03    [Reserved].    101
    Section 9.04    Revocation and Effect of Consents.    101
    Section 9.05    Notation on or Exchange of Notes.    101
    Section 9.06    Trustee and Notes Collateral Agent to Sign Amendments, etc.    101
    ARTICLE 10 GUARANTEES    102
    Section 10.01    Guarantees.    102
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    Section 10.02    Limitation on Guarantor Liability.    104
    Section 10.03    Execution and Delivery.    104
    Section 10.04    Guarantors May Consolidate, etc., on Certain Terms.    104
    Section 10.05    Releases.    105
    ARTICLE 11 SATISFACTION AND DISCHARGE    105
    Section 11.01    Satisfaction and Discharge.    105
    Section 11.02    Application of Trust Money.    106
    ARTICLE 12    107
    COLLATERAL    107
    Section 12.01    Security Documents    107
    Section 12.02    Release of Collateral    108
    Section 12.03    Suits to Protect the Collateral    109
    Section 12.04    Authorization of Receipt of Funds by the Trustee Under the Security Documents    109
    Section 12.05    Purchaser Protected    110
    Section 12.06    Powers Exercisable by Receiver or Trustee    110
    Section 12.07    Notes Collateral Agent    110
    ARTICLE 13 MISCELLANEOUS    120
    Section 13.01    [Reserved].    120
    Section 13.02    Notices.    120
    Section 13.03    [Reserved].    123
    Section 13.04    Certificate and Opinion as to Conditions Precedent.    123
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    Section 13.05    Statements Required in Certificate or Opinion.    123
    Section 13.06    Rules by Trustee and Agents.    124
    Section 13.07    No Personal Liability of Directors, Officers, Employees, Incorporator, Stockholder, Member, Partner or Other Holder of Equity Interests.    124
    Section 13.08    Governing Law and Jurisdiction.    124
    Section 13.09    Waiver of Jury Trial.    124
    Section 13.10    Force Majeure.    125
    Section 13.11    No Adverse Interpretation of Other Agreements.    125
    Section 13.12    Successors.    125
    Section 13.13    Severability.    125
    Section 13.14    Counterpart Originals.    125
    Section 13.15    Table of Contents, Headings, etc.    125
    Section 13.16    Facsimile and Electronic Transmission of Signature Pages.    125
    Section 13.17    U.S.A. PATRIOT Act.    126
    Section 13.18    Tax Filings.    126
    Section 13.19    Payments Due on Non-Business Days.    126
    Section 13.20    Intercreditor Agreements.    126

Appendix A    Provisions Relating to Initial Notes, PIK Notes and Additional Notes
Exhibit A    Form of Note
Exhibit B    Form of Supplemental Indenture to be delivered by Subsequent Guarantors

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SECOND LIEN SENIOR SECURED PIK TOGGLE NOTES INDENTURE, dated as of March 7, 2025, by and among ModivCare Inc., a Delaware corporation (the “Issuer”), the Guarantors party hereto from time to time and Ankura Trust Company, LLC, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, the Issuer has duly authorized the creation and issuance of (i) $251.0 million aggregate principal amount of 5.000% / 10.000% Second Lien Senior Secured PIK Toggle Notes due 2029 (the “Initial Notes”);
WHEREAS, the Issuer may issue PIK Notes (as defined herein) and Additional Notes (as defined herein) from time to time after the Issue Date pursuant to this Indenture (such PIK Notes and Additional Notes, collectively with the Initial Notes, the “Notes”); and
WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture.
NOW, THEREFORE, the Issuer, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).
Article I

DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.1Definitions.
“Acquisition” means (i) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Issuer or any Subsidiary of (a) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person or (b) all or a majority of the Equity Interests in a Person or division or line of business of a Person.
“Additional Notes” means additional Notes (other than the Initial Notes and any PIK Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09 of this Indenture (whether or not such Notes have the same CUSIP number or ISIN).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Pledge Percentage” means 65.0% with respect to voting Equity Interests and 100.0% with respect to non-voting Equity Interests.
“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time or any similar federal or state law for the relief of debtors.
“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.
“Capital Lease Obligations” of any Person means, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means:

(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Captive Insurance Subsidiary” means a Subsidiary established by the Issuer or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Issuer and its Subsidiaries.
“Cash Equivalents” means:
(1)U.S. dollars or, in the case of any Subsidiary that is a Foreign Subsidiary, any other currencies held from time to time in the ordinary course of business;
(2)securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;
(3)direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;
(4)certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;
(5)repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 12 months after the date of acquisition;
(7)Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or an equivalent rating by Fitch) with maturities of 12 months or less from the date of acquisition;
(8)money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(9)solely with respect to any Subsidiary, which is not a Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, investments of comparable tenor and credit quality to those described in the foregoing clauses (2) through (8) customarily utilized in countries in which such Subsidiary operates for short-term cash management purposes.
“Cash Interest” means interest payable on the Notes in the form of cash.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);
(2)the adoption of a plan relating to the liquidation or dissolution of the Issuer;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35.0% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (3), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or
(4)the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the merger of any Person with or into a Subsidiary of the Issuer, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Issuer immediately prior to such transaction, hold securities of the surviving or transferee Person (or in the case of any merger of any Person with or into a Subsidiary of the Issuer, hold securities of the Issuer) that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person (or in the case of any merger of any Person with or into a Subsidiary of the Issuer, at least a majority of the aggregate voting power of the Voting Stock of the Issuer).
“CMS” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.
“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) the provision for federal, state, local and foreign income taxes payable by the Issuer and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all charges, fees, costs and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with (I) the entering into by the Issuer and its applicable Subsidiaries of the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement), this Indenture and the other Note Documents, in each case, to which they are or are intended to be a party and (II) any proposed or actual issuance or incurrence of any other Indebtedness permitted by Section 4.09 (including for settlement of Convertible Indebtedness), (v) fees, costs, charges and expenses (including legal fees and including charges, fees, costs and expenses relating to rationalization, legal, tax, accounting, structuring and transaction bonuses to employees, officers and directors) incurred during such period in connection with any proposed or actual issuance of Equity Interests or any proposed or actual Permitted Acquisitions, Investments permitted by Section 4.11, Dispositions of assets or property permitted by this Indenture, or Involuntary Dispositions, (vi) (x) restructuring or reorganization charges or reserves, (y) severance costs and (z) losses recognized from the discontinuance of operations for such period; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi), when taken together with amounts added back pursuant to clause (xv), for any Test Period shall not exceed 25.0% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), (vii) losses and expenses incurred during such period in connection with claims for which the Issuer reasonably expects to be reimbursed, (viii) payments in settlements less collections, losses, fees, costs, charges and expenses (including legal expenses) incurred in connection with any disputes with dissident shareholders (including in connection with any Section 220 demands, proxy fights or consent solicitations), contract disputes, legal settlements, litigation or arbitration for such period, (ix) earnings impact, both positive and negative, of subsequent measurement of acquisition contingencies arising from fair value accounting of such contingencies for such period, (x) any non-cash stock based compensation expenses incurred during such period, (xi) debt negotiation costs and subsequent audit and legal expenses if required by holders of any Indebtedness permitted hereunder for such period, (xii) restructuring, integration or similar charges incurred outside the ordinary course of business in connection with any Permitted Acquisition involving consideration in excess of $20.0 million individually in an aggregate amount of up to 10.0% of the total consideration paid by the Issuer and its Subsidiaries, (xiii) all payments made under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Indenture, (xiv) all other non-cash charges (including non-cash impairment charges), expenses (including non-cash option expenses) and other items reducing such Consolidated Net Income (but excluding those expenses, charges and losses related to accounts receivable) which do not represent a cash item in such period or any future period, (xv) extraordinary, unusual or non-recurring charges, costs and losses (including, without limitation, costs of and payments of legal proceedings, legal settlements, fines, judgments or orders and (xvi) in connection with permitted asset sales, mergers or other business combinations, acquisitions, investments, dispositions or divestitures, operating improvements, restructurings, cost saving initiatives, new or renegotiated vendor or other expense-related contracts and certain other similar initiatives and specified transactions, the amount of cost savings, operating expense reductions, other operating improvements and cost synergies either (i) projected by the Issuer in good faith to be reasonably anticipated to be realizable within twenty-four (24) months of any date of determination or (ii) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency), in each case, which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period and will be net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xvii) for any Test Period shall not exceed, when taken together with amounts added back in reliance on clause (vi), 25.0% of Consolidated EBITDA in the aggregate (calculated after giving effect to such adjustments), minus, to the extent included in Consolidated Net Income for such period, (1) litigation awards for such period, (2) all non-cash items increasing Consolidated Net Income, all as determined in accordance with GAAP, (3) all payments received under any Permitted Bond Hedge Transaction to the extent permitted pursuant to this Indenture, and (4) extraordinary, unusual or non-recurring gains, all calculated for the Issuer and its Subsidiaries in accordance with GAAP on a consolidated basis.
“Consolidated Funded Indebtedness” means, as of the date of any determination thereof, all Indebtedness, without duplication, of the types described in clause (a), (b), (e) (excluding all earn-out obligations and other similar contingent acquisition consideration, whether or not evidenced by a promissory note, unless such contingent acquisition consideration has been earned and is due and payable as of such date), (h), or (i) (solely to the extent, and in respect of amounts under, such letters of credit and letters of guaranty are drawn and payable as of such date) of the definition of “Indebtedness” in each case, of the Issuer and its Subsidiaries outstanding on such date.
“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation (i) interest expense or rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, and (ii) capitalized interest), premium payments and debt discount of the Issuer and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness, and with respect to the deferred purchase price of assets, in each case, of the Issuer and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Issuer and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Issuer or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Issuer or any Subsidiary.
“Consolidated Secured Net Indebtedness” means, at any time, the excess, if any, of (i) Consolidated Funded Indebtedness at such time that is secured by any asset of the Issuer or any of its Subsidiaries over (ii) the lesser of (x) Unencumbered Cash and (y) $25.0 million, in each case as of such time.
“Consolidated Total Net Indebtedness” means, at any time, the excess, if any, of (i) Consolidated Funded Indebtedness over (ii) the lesser of (x) Unencumbered Cash and (y) $25.0 million, in each case as of such time.
“Contract Provider” means any Person or an employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with the Issuer or any Subsidiary.
“Convertible Indebtedness” means unsecured Indebtedness of the Issuer permitted to be incurred under the terms of this Indenture that is (a) convertible into Equity Interests of the Issuer (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Issuer and/or cash (in an amount determined by reference to the price of such Equity Interests); provided that any such Indebtedness issued after the date hereof shall not have a maturity date, and shall not be redeemable in any manner whatsoever, at any time prior to the date that is six months after the Stated Maturity of the Notes.
“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02(a) of this Indenture or such other address as to which the Trustee may give notice to the Issuer.
“Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2022, by and among the Issuer, the guarantors named therein, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Credit Agreement Administrative Agent”), and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time. To the extent this Indenture refers to the Credit Agreement (including, without limitation, to the extent this Indenture defines certain terms by reference to the Credit Agreement), in the event the Credit Agreement is repaid in full or otherwise terminated, the Indenture shall be deemed to refer to the Credit Agreement as in effect immediately prior to such termination.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Initial Note, PIK Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 of this Indenture as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is six months after the Stated Maturity of the Notes. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the Holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a Change of Control or a Disposition will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with Section 4.07 of this Indenture, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 4.07 of this Indenture shall not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Division” means the division or allocation of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person but excluding any issuance by any Note Party or any such Subsidiary of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) any Involuntary Disposition and (b) any surrender, termination, expiration or waiver of contracts or contract rights, or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business. Notwithstanding anything to the contrary contained in this Indenture, the sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by Section 4.15 and Section 5.01 of this Indenture and not by Section 4.10 of this Indenture.

“Disposition Redemption Event” means any Disposition of any property or asset of the Issuer or any Subsidiary pursuant to Section 4.10(1)(f), Section 4.10(1)(j), Section 4.10(1)(k), Section 4.10(1)(l), Section 4.10(1)(m), Section 4.10(1)(n), Section 4.10(1)(o), Section 4.10(1)(p), Section 4.10(1)(q) and Section 4.10(1)(r).
“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs.
“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“DTC” means The Depository Trust Company.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment or natural resources, or release of any Hazardous Material into the environment.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Agreements” means the agreements, dated as of January 9, 2025 and January 17, 2025, entered into by the Issuer and certain holders of the Existing Unsecured Notes, providing for the exchange of certain of the Existing Unsecured Notes for the Notes, as amended from time to time.
“Excluded Accounts” means any accounts used solely as (i) payroll and other employee wage and benefit accounts, (ii) accounts holding taxes (including sales tax and withholding tax) withheld or collected in respect of third parties and fiduciary accounts for unaffiliated third parties, (iii) zero balance accounts that are swept daily into a deposit account subject to a control agreement in favor of the Credit Agreement Administrative Agent and the Notes Collateral Agent, (iv) collateral accounts for letters of credit, letters of guaranty and similar obligations, and (v) other accounts having an average daily balance for any fiscal month of less than $150,000 in the aggregate for all such accounts (for the avoidance of doubt, other than those identified in clauses (i) through (iv) above).
“Excluded Assets” means (1) any Excluded Real Property, (2) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 (the “Lanham Act”), prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the

Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (3) assets in respect of which pledges and security interests (x) are prohibited or restricted by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party) (other than the Issuer or any Subsidiary)) that, in the case of this clause (B), exists on the Issue Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor and was not incurred in contemplation of its becoming a Subsidiary Guarantor (including pursuant to assumed Indebtedness so long as such Indebtedness is permitted to be assumed under this Indenture), in each case other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets or (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide the lien that is required on the Issue Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor, unless such consent, approval, license or authorization has been obtained, (4) Equity Interests in any entity other than Wholly Owned Subsidiaries to the extent pledges thereof are not permitted by such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (5) assets subject to certificates of title (other than motor vehicles subject to certificates of title; provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) with an individual value of less than $2.0 million and commercial tort claims with an individual value of less than $2.0 million, (6) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or a Subsidiary Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (7) trust, payroll and tax withholding accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts (including any Excluded Accounts), (8) foreign assets (other than pledges of Equity Interests in Material Foreign Subsidiaries not in excess of the Applicable Pledge Percentage) , (9) Equity Interests in Domestic Foreign Holding Companies and Material Foreign Subsidiaries that are First Tier Foreign Subsidiaries and CFCs, in each case, in excess of the Applicable Pledge Percentage; (10) the Equity Interests of (i) any Captive Insurance Subsidiary, (ii) the Mercury Joint Venture and (iii) any Excluded WD Subsidiary; (11) any property which is subject to a Lien of the type described in clause (5) of the definition of

“Permitted Liens” and pursuant to documents which prohibit such Note Party party thereto from granting any other Liens in such property and (12) assets as to which the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs, or are excessive in relation to, the practical benefit to the Holders of the security to be afforded thereby, as reasonably determined in good faith by the Issuer (it being understood and agreed that no assets shall be deemed “Excluded Assets” hereunder to the extent such assets do not constitute “Excluded Assets” under the Credit Agreement). Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in Section 4.07(p) of this Indenture.
“Excluded Real Property” means any fee-owned real property having a fair market value (together with improvements thereof) of less than $2.5 million, as determined in good faith by the Issuer, and any leasehold interests in real property.
“Excluded Subsidiary” means (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC, (c) any Domestic Subsidiary (i) that is prohibited or restricted from providing a Subsidiary Guarantee by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party (other than the Issuer or any Subsidiary)) that, in the case of this clause (B), exists on the Issue Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its becoming a Subsidiary (including pursuant to assumed Indebtedness, so long as such Indebtedness is permitted to be assumed under this Indenture), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Subsidiary Guarantee that is required on the Issue Date or at the time such Subsidiary becomes a Subsidiary, unless such consent, approval, license or authorization has been obtained or (iii) where the provision of a Subsidiary Guarantee by such Subsidiary would result in adverse tax consequences to the Issuer and/or its direct or indirect Subsidiaries as determined in good faith by the Issuer, (d) any Foreign Subsidiary, (e) those Domestic Subsidiaries as to which the cost, burden, difficulty or consequence of obtaining a Subsidiary Guarantee outweighs, or are excessive in relation to, the practical benefit to the Holders of the Subsidiary Guarantee to be afforded thereby, as determined in good faith by the Issuer, (f) subject to Section 10.05 of this Indenture, any Subsidiary that is not a Wholly Owned Subsidiary, (g) any Excluded WD Subsidiary, (h) any Captive Insurance Subsidiary, (i) any Domestic Subsidiary that is not a Material Domestic Subsidiary, and (j) Prometheus.

“Excluded WD Assets” means the Equity Interests of the Excluded WD Subsidiaries and all of the respective assets and property of each of the Excluded WD Subsidiaries (whether now owned or hereafter formed or acquired).
“Excluded WD Subsidiaries” means (a) Ingeus Investments Limited, a United Kingdom limited company, and (b) Ingeus, LLC, a Saudi Arabia limited liability company.
“Existing Indebtedness” means Indebtedness, other than Indebtedness under the Credit Agreement and the Existing Unsecured Notes Indenture, existing on the Issue Date.
“Existing Unsecured Notes” means the $249.0 million in aggregate principal amount of 5.000% Senior Notes due 2029 outstanding under the Existing Unsecured Notes Indenture after giving effect to the Transactions.
“Existing Unsecured Notes Indenture” means that certain Indenture, dated as of August 24, 2021, between the Issuer (as successor to ModivCare Escrow Issuer, Inc.) and the Existing Unsecured Notes Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the Subordination Agreement.
“Existing Unsecured Notes Trustee” means Wilmington Savings Fund Society, FSB (as successor-in-interest to The Bank of New York Mellon Trust Company, N.A.), in its capacity as trustee to the Existing Unsecured Notes Indenture.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in this Indenture).
“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of the Issue Date, by and among the Credit Agreement Administrative Agent, the Notes Collateral Agent, and the other parties thereto from time to time, and any amendment thereto or replacement thereof in accordance with the terms hereof and thereof.
“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Issuer and its Domestic Subsidiaries directly owns or controls more than 50.0% of such Foreign Subsidiary’s issued and outstanding Equity Interests.
“Fitch” shall mean Fitch Ratings, Inc., and its successors.
“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated EBITDA,” “Consolidated Net Income,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided, however, that lease liabilities and associated expenses recorded by the Issuer and its Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense unless the lease liabilities would have been treated as Capital Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations, and the interest component of such Capital Lease Obligation shall be included in consolidated interest expense).
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, any supranational bodies (such as the European Union or the European Central Bank) and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grantor” means the Issuer and each Guarantor.
“Guarantee” means a collective reference or individual reference to the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes (including any PIK Notes and Additional Notes), provided pursuant to the provisions of this Indenture.
“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor” or “Guarantors” means the collective reference to each Subsidiary of the Issuer that provides a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, in each case, regulated pursuant to any Environmental Law.
“Healthcare Laws” means all federal and state laws applicable to the business of Issuer regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations.
“Healthcare Permit” means a governmental approval required under Healthcare Laws applicable to the business of the Issuer or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of the Issuer or any of its Subsidiaries.
“HHS” means the United States Department of Health and Human Services and any successor thereof.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936
“Holder” means a Person in whose name a Note is registered on the Registrar’s books.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of Disqualified Stock, (d) the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out, deferred or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Issuer’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than letters of credit issued to support the contractual obligations of the Captive Insurance Subsidiaries, so long as such letters of credit are fully secured by cash of such Captive Insurance Subsidiaries), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Only the principal amount of Convertible Indebtedness shall be considered Indebtedness. Notwithstanding anything to the contrary contained in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) obligations under Sale and Leaseback Transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the Issuer or (iv) the Swap Termination Value of any Swap Agreement. Notwithstanding the foregoing, Permitted Warrant Transactions shall not constitute Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Initial Notes” has the meaning set forth in the recitals hereto.
“Intercreditor Agreements” means, as may be in force from time to time in accordance with the terms hereof, (1) the First Lien/Second Lien Intercreditor Agreement, (2) the Subordination Agreement and (3) any other intercreditor or subordination agreement entered into by the Notes Collateral Agent (and, if applicable, the Trustee) in accordance with the terms of this Indenture.
“Interest Payment Date” means April 1 and October 1 of each year to Stated Maturity of the Notes.
“Interest Period” means the applicable period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date (or, with respect to the last Interest Period prior to the Stated Maturity of the Notes, the day immediately preceding the Stated Maturity of the Notes), with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Issuer or any of its Subsidiaries.
“Issue Date” means March 7, 2025.
“Issuer” has the meaning set forth in the recitals hereto.
“Joint Venture” means any Person of whom at least 1.0% but not more than 50.0% of the shares of its voting stock is beneficially owned, directly or indirectly, by any of the Issuer and its Subsidiaries and the management of which is controlled by the Issuer and its Subsidiaries.
“Junior Lien Priority” means, with respect to any Indebtedness, that such Indebtedness is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Notes Obligations (without regard to control or remedies) (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Condition Transaction” means (i) any acquisition by one or more of the Issuer or its Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any Permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (iii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Liquidity” shall have the meaning assigned to such term under the Credit Agreement (as in effect on the date hereof).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Issuer and its Subsidiaries taken as a whole, (b) the ability of the Issuer or the Subsidiary Guarantors, taken as a whole, to perform its or their respective payment obligations under this Indenture or (c) the validity or enforceability of this Indenture or any and all other Note Documents or the rights or remedies of the Trustee, the Notes Collateral Agent and the Holders thereunder.

“Material Domestic Subsidiary” shall have the meaning assigned to such term under the Credit Agreement.
“Material Foreign Subsidiary” shall have the meaning assigned to such term under the Credit Agreement.
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.
“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code as amended, and any statute succeeding thereto.
“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including the CMS, the OIG, the HHS or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Mercury Joint Venture” means any limited liability company that owns 100.0% of the issued and outstanding Equity Interests of CCHN Group Holdings, Inc., a Delaware corporation.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received (including, in the case of cash proceeds initially escrowed, such cash proceeds when released from such escrow and received) in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all actual fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Notes, Loans (as defined in the Credit Agreement) and Permitted Junior Debt) secured by such asset or otherwise subject to mandatory prepayment or that otherwise comes due or would be in default under the terms thereof as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Officer).
“Non-Guarantor Subsidiaries” means any Subsidiary of the Issuer that is not a Note Party.
“Note Documents” means the Notes, the Guarantees, this Indenture, the Security Documents and the Intercreditor Agreements.
“Note Parties” means the Issuer and the Guarantors.
“Notes” means any Notes authenticated and delivered under this Indenture, including the Initial Notes, any PIK Notes, any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.
“Notes Collateral Agent” means Ankura Trust Company, LLC, not in its individual capacity, but solely in its capacity as notes collateral agent appointed and authorized under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Notes Obligations” means Obligations in respect of the Note Documents.
“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Officer” means, when used with respect to the Issuer or any Guarantor, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Issuer or such Guarantor.
“Officers’ Certificate” means a certificate signed on behalf of the Issuer or any Guarantor by two or more Officers of the Issuer or such Guarantor, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such Guarantor, as applicable, in each case, that meets the requirements set forth in this Indenture.
“OIG” means the Office of Inspector General of HHS and any successor thereof.
“Opinion of Counsel” mean a written opinion from legal counsel who is reasonably acceptable to the Trustee and/or the Notes Collateral Agent, as applicable, that meets the requirements set forth in Section 13.04 and Section 13.05 of this Indenture. The counsel may be an employee of or counsel to the Issuer, the Trustee or the Notes Collateral Agent, as applicable.
“Pari Passu Lien Priority” means, with respect to any Indebtedness, that such Indebtedness is secured by a Lien on the Collateral that is equal in priority to the Liens on the Collateral securing the Notes Obligations (without regard to control or remedies).
“Permitted Acquisition” means any Acquisition if, at the time of and immediately after giving effect thereto, (a) no Event of Default has occurred and is continuing or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto, (b) the business of the Person whose Equity Interests are being acquired or the division or line of business being acquired or relating to the assets acquired would be a Permitted Business, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 4.17 on or prior to such time shall have been taken, (d) [reserved] and (e) the aggregate consideration paid in respect of any such acquisition of a Person that does not become a Subsidiary Guarantor or of assets which are not and do not become owned by a the Issuer or a Subsidiary Guarantor or which do not constitute Collateral, when taken together with the aggregate consideration paid in respect of all other similar such acquisitions, does not exceed (A) for the duration of the Restricted Period, $0 and (B) thereafter, the greater of (a) $11.0 million and (b) 5.5% of Consolidated EBITDA for the most recently ended Test Period (with the Fair Market Value of any assets acquired in a Permitted Acquisition being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) on common stock of the Issuer purchased by the Issuer in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means any healthcare business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Subsidiaries were engaged on the Issue Date.
“Permitted Encumbrances” means:
(1)Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 4.03) or that are being contested in compliance with Section 4.03 and Liens for unpaid utility charges;
(2)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s and other like Liens imposed by law, or arising out of reservations or retentions of title, conditional sale, consignment or similar arrangements for the sale of goods, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 4.03;
(3)(A) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations and (B) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;
(4)(A) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposit and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and (B) Liens to secure letters of credit or bank guarantees supporting any of the foregoing;
(5)judgment Liens in respect of judgments that do not constitute an Event of Default under Section 6.01(6) or Liens securing appeal or surety bonds related to such judgments;
(6)easements, zoning restrictions, rights-of-way and similar charges or encumbrances on, and minor title deficiencies affecting, real property, in each case do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Issuer and its Subsidiaries, taken as a whole;

(7)leases, licenses, subleases or sublicenses granted (A) to others not adversely interfering in any material respect with the business of the Issuer and its Subsidiaries as conducted at the time granted, taken as a whole and (B) between or among any of the Note Parties or any of their Subsidiaries;
(8)Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(9)Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(10)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;
(11)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(12)any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor;
(13)purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;
(14)any interest or title of a licensor or sublicensor under any license or sublicense entered into by the Issuer or any Subsidiary as a licensee or sublicensee (A) existing on the Issue Date or (B) in the ordinary course of its business; and
(15)with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than the letters of credit permitted under the foregoing clauses (3)(B) and (4)(B)).
“Permitted Investments” means:
(1)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(2)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(3)investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500.0 million;
(4)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above at the date of such acquisition;
(5)money market funds that, at such date of acquisition) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) which are administered by reputable financial institutions that have portfolio assets of at least $500.0 million, substantially all of whose assets are invested in Permitted Investments of the character described in the foregoing clauses (1) through (4);
(6)investments of any Foreign Subsidiary that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(7)any other investments permitted by the Issuer’s investment policy as such policy is in effect prior to the Issue Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Junior Debt” means (x) subordinated Indebtedness issued or incurred by the Issuer or a Subsidiary Guarantor and (y) senior unsecured Indebtedness issued or incurred by the Issuer or a Subsidiary Guarantor, provided, that in the case of each of sub-clauses (x) and (y), (1) other with respect to any bridge financing converting to, or intended to be refinanced by, Indebtedness complying with this clause (1), the terms of such Indebtedness do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, scheduled mandatory redemption or scheduled sinking fund obligation prior to the date that is 91 days after the Stated Maturity of the Notes (provided that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (2) the terms of such Indebtedness do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in the Note Documents, as reasonably determined in good faith by the Issuer, (3) the terms of such Indebtedness provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt, as reasonably determined in good faith by the Issuer, (4) subject to Section 1.06, no Event of

Default shall have occurred and be continuing at the time such Indebtedness is incurred, and (5) subject to Section 1.06, the Issuer shall have delivered a certificate to the Trustee demonstrating that the Total Net Leverage Ratio, determined on a pro forma basis after giving effect to the incurrence of any such Indebtedness (assuming for such calculation that such Indebtedness is fully drawn and excluding the proceeds of such Indebtedness), is not in excess of 5.00 to 1.00 as of the last day of the most recently ended Test Period.
“Permitted Liens” means:
(1)Liens created pursuant to any Note Document including with respect to any obligation to provide cash collateral;
(2)Permitted Encumbrances;
(3)any Lien on any property or asset of the Issuer or any Subsidiary existing on the Issue Date and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (i) such Lien shall not apply to any other property or asset of the Issuer or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) the amount secured or benefited thereby is not increased (other than as permitted by Section 4.09) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 4.09);
(4)any Lien existing on any property or asset prior to the acquisition thereof by the Issuer or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Issue Date prior to the time such Person becomes a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Issuer or any Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 4.09);
(5)Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Issuer or any Subsidiary; provided that (i) such Liens secure Indebtedness or Capital Lease Obligations permitted by clause (e) of Section 4.09, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or lease or the completion of such construction, replacement, repair or improvement (other than with respect to amendments, modifications, extensions, refinancings, renewals and replacements thereof) and (iii) such Liens shall not apply to any other property or assets of the Issuer or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);
(6)Liens granted by a Non-Guarantor Subsidiary in favor of the Issuer or another Note Party in respect of Indebtedness owed by such Non-Guarantor Subsidiary to the Issuer or such other Note Party;
(7)Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Issuer or any of its Subsidiaries the ordinary course of business;
(8)Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;
(9)statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;
(10)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(11)Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Issuer or any of its Subsidiaries in connection with any Acquisition permitted by this Indenture, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;
(12)in connection with the sale or transfer of any assets in a transaction permitted under Sections 5.01 or 10.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(13)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Note Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;
(14)Dispositions and other sales of assets permitted under Section 4.10;
(15)to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (4) of the definition of “Permitted Investments”;
(16)Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(17)Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, or (ii) relating to pooled deposit or sweep accounts of any Note Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any such Note Party or Subsidiary;
(18)Liens of sellers of goods to any Note Party and any of their respective Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and
(19)to the extent constituting a Lien, in the case of any Joint Venture of the Issuer or any Subsidiary, any put and call arrangements related to its Equity Interests set forth in organizational documents or any related Joint Venture or similar agreement;
(20)Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters or other Medical Reimbursement Programs; provided that the Issuer or the other applicable Note Party, in each case, shall have established adequate reserves for such claims or actions;
(21)Licenses of intellectual property granted in the ordinary course of business;
(22)Liens on assets of or Equity Interests in Foreign Subsidiaries securing Indebtedness permitted under Section 4.09(z)(ii)(B);
(23)Liens (i) on assets of or Equity Interests in an Excluded WD Subsidiary securing Indebtedness of such Excluded WD Subsidiary or its Subsidiaries incurred pursuant to Section 4.09(cc), or (ii) on the Collateral securing Indebtedness incurred pursuant to Section 4.09(i)(ii) or any Permitted Refinancing Indebtedness thereof, provided, that such Liens shall be subject to a customary intercreditor agreement reasonably satisfactory to the Issuer and the Notes Collateral Agent;
(24)[reserved];
(25)any interest and title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, licenses, subleases or sublicenses entered into by the Issuer or any Subsidiary in the ordinary course of its business and not otherwise prohibited by this Indenture;
(26)Liens in favor of customers on cash advances maintained in restricted customer escrow accounts actually received from customers of the Issuer or any Subsidiary in the ordinary course of business so long as such cash advances were made for the provision of future services by the Issuer or any such Subsidiary;

(27)Liens on assets of the Issuer and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed (A) through the end of the Restricted Period, $2.75 million and (B) thereafter, the greater of $11.0 million and 5.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;
(28)Liens securing Indebtedness incurred under Section 4.09(u) of this Indenture, subject in each case to the First Lien/Second Lien Intercreditor Agreement; and
(29)Liens in favor of the Third Lien Notes Collateral Agent securing the Third Lien Notes, subject in each case to the applicable Intercreditor Agreement.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Subsidiaries (other than intercompany Indebtedness); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged at the time thereof (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);
(2)either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes;
(3)if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and
(4)such Indebtedness is incurred:
(i)by the Issuer or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(ii)by any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Guarantor; or

(iii)by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on common stock of the Issuer sold by the Issuer substantially concurrently with any purchase by the Issuer of a related Permitted Bond Hedge Transaction (it being understood, for the avoidance of doubt, that Convertible Indebtedness shall not be a Permitted Warrant Transaction).
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Personal Care Business” means the line of business providing personalized in-home care services to State and Managed Medicaid, Medicare, and Private Pay patient populations in need of care monitoring and assistance performing activities of daily living.
“PIK Interest” means interest payable on the Notes by increasing the aggregate principal amount of an outstanding Global Note or issuing PIK Notes under this Indenture having the same terms as the Initial Notes, subject to the terms of this Indenture and the Notes.
“PIK Payment” means any payment of PIK Interest on any Interest Payment Date for the Interest Period ending on and including the day immediately preceding such Interest Payment Date.
“Preferred Stock” means Equity Interests of the Issuer with preferential rights of payment of dividends or upon liquidation, dissolution or winding up; provided that such Preferred Stock shall not be redeemable at any time prior to the date that is six months after the Stated Maturity of the Notes (it being understood that any conversion of Preferred Stock into common Equity Interests shall not constitute a redemption). The amount of any Preferred Stock outstanding as of any date will be the liquidation value thereof, excluding accrued or accreted dividends, if any.
“Prometheus” means Prometheus Holdco, LLC, a Delaware limited liability company.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Qualified Proceeds” means any of the following or any combination of the following:
(1)Cash Equivalents;
(2)the Fair Market Value of assets that are used or useful in the Permitted Business; and
(3)the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Subsidiaries of such Capital Stock, such Person becomes a Subsidiary or such Person is merged or consolidated into the Issuer or any Subsidiary;
provided that for purposes of Section 4.07(p) of this Indenture, Qualified Proceeds shall not include Excluded Contributions.
“Record Date” for the interest payable on any applicable Interest Payment Date means March 15 or September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.
“Records Transactions” means any transaction or series of transactions to acquire intellectual property, licenses, hardware, software or otherwise, whether such transactions take the form of purchases, investments, capital expenditures or otherwise, for the purpose of creating, gathering, maintaining and managing electronic health records, including scheduling, billing, collection, patient information and related records.
“Records Transactions Assets” means any assets of the Issuer and its Subsidiaries acquired pursuant to Records Transactions.
“Remote Monitoring Business” means the line of business providing remote patient monitoring solutions, including personal emergency response systems monitoring, vitals monitoring and data-driven patient engagement solutions.
“Replacement Preferred Stock” means any Disqualified Stock of the Issuer or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.
“Responsible Officer,” when used with respect to the Trustee and the Notes Collateral Agent, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee), any officer within the corporate trust office of the Notes Collateral Agent (or any successor group of the Notes Collateral Agent), including any director, vice president, assistant vice president, any trust officer or assistant trust officer or any other officer of the Trustee or the Notes Collateral Agent customarily performing functions similar to those performed by such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Issuer or any Subsidiary.
“Restricted Period” shall mean the period from the Issue Date to (and including) the later of (i) the date on which all principal of and interest on the Amendment No. 5 Incremental Term Loans (as defined in the Credit Agreement) and all fees due and payable hereunder in connection therewith have been paid in full (other than Obligations (as defined in the Credit Agreement) expressly stated to survive such payment and termination) and (ii) September 30, 2025.
“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and any successor to its rating agency business.
“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person, and thereafter the rent or lease of such property or asset by such Person as lessee, with the intent to use such property or asset for substantially the same purpose as the property or asset prior to such sale or transfer.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Net Leverage Ratio” means, as of any date of determination, the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 4.04(a)(1) or Section 4.04(a)(2) of this Indenture (or, prior to the delivery of any such financial statements, September 30, 2024), of (a) Consolidated Secured Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Issuer and its Subsidiaries on a consolidated basis.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means the Notes Pledge and Security Agreement, dated as of the Issue Date, among the Issuer, the Guarantors party thereto from time to time and the Notes Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Security Documents” means, collectively, the Security Agreement (including any and all supplements thereto), and each other security agreement, mortgage or similar agreement pursuant to which a Lien is granted to secure the Notes Obligations, and all instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent and the other Notes Secured Parties, in each case, as amended, amended and restated, modified, renewed or replaced from time to time.
“Senior Lien Priority” means, with respect to any Indebtedness, that such Indebtedness is secured by a Lien on the Collateral that is senior in priority to the Liens on the Collateral securing the Notes Obligations (without regard to control or remedies) (it being understood that senior Liens are not required to rank equally and ratably with other senior Liens, and that Indebtedness secured by senior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting senior Liens).
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date (or, if later, the date such Indebtedness was originally incurred), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stock Repurchase Program” means that certain stock repurchase program approved by the Board of Directors of the Issuer whereby the Issuer may purchase common Equity Interests of the Issuer.
“Subordination Agreement” means that certain Subordination Agreement, dated as of the Issue Date, by and among the Credit Agreement Administrative Agent, the Notes Collateral Agent and the Existing Unsecured Notes Trustee.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held. For the avoidance of doubt, unless specified otherwise or the context otherwise requires, references to “Subsidiaries” shall be Subsidiaries of the Issuer.
“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Issuer.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Holder or any Affiliate of a Holder).
“Test Period” means, for any date of determination under this Indenture, the four (4) consecutive fiscal quarters of the Issuer most recently ended as of such date of determination for which financial statements have been delivered or are required to be delivered pursuant to Section 4.04(a)(1) or Section 4.04(a)(2) of this Indenture (or, prior to the delivery of any such financial statements, the four (4) consecutive fiscal quarters ending with the fiscal quarter ended September 30, 2024).
“Third Lien Notes” means any notes authenticated and delivered pursuant to the Third Lien Notes Indenture.
“Third Lien Notes Collateral Agent” means the notes collateral agent for the Third Lien Notes appointed pursuant to the Third Lien Notes Indenture.
“Third Lien Notes Indenture” means any indenture entered into by the Issuer pursuant to which the Issuer is permitted to issue notes secured by Liens on the Collateral that have Junior Lien Priority to the Liens on the Collateral securing the Notes Obligations in accordance with the applicable Intercreditor Agreement.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 4.04(a)(1) or Section 4.04(a)(2) of this Indenture (or, prior to the delivery of any such financial statements, September 30, 2024), of (a) Consolidated Total Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Issuer and its Subsidiaries on a consolidated basis.

“Transactions” means, collectively, the following transactions consummated or to be consummated in connection therewith: (i) the transactions contemplated by the Exchange Agreements, including, without limitation, the issuance of the Notes in exchange for the Existing Unsecured Notes, and (ii) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provision of this definition.
“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.
“Trustee” means Ankura Trust Company, LLC, not in its individual capacity, but solely in its capacity as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Unencumbered Cash” means, at any time, cash and Permitted Investments maintained by the Issuer and one or more Subsidiary Guarantors in the United States and not subject to any Liens (other than Permitted Encumbrances and Liens permitted pursuant to sub-clauses (1), (6), (9), (13), (15), (16), (17) or (28) of the definition of “Permitted Liens”). Unencumbered Cash shall include the Amendment No. 5 Collateral Account (as defined in the Credit Agreement).
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
Section 1.2Other Definitions.

Term	Defined in Section
“Action”	12.07(u)
“Ancillary Fees”	9.02(f)
“Annual RP Amount”	4.07(h)
“Authentication Order”	2.02
“Authorized Officer”	13.02

“Cash Interest Rate”	2.14
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Credit Agreement Administrative Agent”	1.01 (Definition of “Credit Agreement”)
“Disposition Offer”	4.10(3)(b)
“Dividing Person”	1.01 (Definition of “Division”)
“Electronic Means”	13.02
“Event of Default”	6.01
“Excess Proceeds”	4.10(2)
“Expiration Date”	1.05
“FATCA”	13.18
“Guaranteed Obligations”	10.01
“incur”	4.09
“Instructions”	13.02
“Investments”	4.13
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	2.03
“Paying Agent”	2.03
“Payment Default”	6.01
“PIK Notes”	2.14
“Registrar”	2.03
“Related Person”	12.07(b)
“Restricted Payments”	4.07
“Security Document Order”	12.07(q)
“Senior Indebtedness”	9.02(f)
“Subsequent Transaction”	1.06
“Successor Company”	5.01(a)(1)(A)
“Temporary Notes”	2.10

Section 1.3Rules of Construction.
Unless the context otherwise requires:
(1)a term defined in Section 1.01 or Section 1.02 of this Indenture shall have the meaning assigned to it herein;
(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)“or” is not exclusive;
(4)words in the singular include the plural, and words in the plural include the singular;
(5)provisions apply to successive events and transactions;
(6)unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause or Exhibit, as the case may be, of this Indenture;
(7)the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;
(8)“including” means “including without limitation”;
(9)references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(10)unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;
(11)in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines; and
(12)references to “principal amount” of (a) the Notes includes any increase in the principal amount of outstanding Global Notes and any PIK Notes issued as a result of a PIK Payment and (b) the Third Lien Notes includes any increase in the principal amount of outstanding global notes representing the Third Lien Notes and PIK notes issued as a result of a PIK payment.
Section 1.4Trust Indenture Act.
This Indenture is not qualified under, and, does not incorporate or include any of the provisions of, the Trust Indenture Act of 1939, as amended.
Section 1.5Acts of Holders.
(i)Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee or the Notes Collateral Agent, as applicable, and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 and Section 12.07 of this Indenture) conclusive in favor of the Trustee, the Notes Collateral Agent, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.
(ii)The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer in a capacity other than an individual capacity, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee and the Issuer deem sufficient.
(iii)The ownership of Notes shall be proved by the Note Register.
(iv)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Notes Collateral Agent, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.
(v)The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.02 of this Indenture.
(vi)The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01 of this Indenture, (2) any declaration of acceleration referred to in Section 6.02 of this Indenture, (3) any direction referred to in Section 6.05 of this Indenture or (4) any request to pursue a remedy as permitted in Section 6.06 of this Indenture. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 13.02 of this Indenture.
(vii)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
(viii)Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.
(ix)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.
(x)With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder in the manner set forth in Section 13.02 of this Indenture, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).
Section 1.6Limited Condition Transactions.
This Indenture provides that, as it relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Secured Net Leverage Ratio and Total Net Leverage Ratio, or (ii) testing availability under baskets set forth in this Indenture, in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such period)), the Issuer would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal periods shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Issuer and its Subsidiaries or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.
Article II
THE NOTES
Section 2.1Form and Dating; Terms.
(i)Provisions relating to the Initial Notes, any PIK Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.
(ii)The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to a Disposition Offer as provided in Section 4.10 of this Indenture or a Change of Control Offer as provided in Section 4.15 of this Indenture, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Initial Notes and any PIK Notes issued pursuant to this Indenture may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and any PIK Notes issued pursuant to this Indenture and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that if any Additional Notes are not fungible with the Initial Notes and any PIK Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 of this Indenture. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the books and records of the Trustee) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of any PIK Payments.
Section 2.2Execution and Authentication.
(i)At least one Officer shall execute the Notes on behalf of the Issuer by manual or electronic (in “.pdf” format) signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(ii)A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or electronic (in “.pdf” format) signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.
(iii)The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer. As of the Issue Date, the Trustee has appointed The Huntington National Bank to act as Authenticating Agent.
(iv)The Trustee shall authenticate upon a written order of the Issuer signed by one Officer of the Issuer (an “Authentication Order”), an Opinion of Counsel and an Officers’ Certificate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $251.0 million, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such Authentication Order shall specify (A) the number, principal amount of the Notes and the registered Holder of each Note to be authenticated, (B) the date on which the original issue of Notes is to be authenticated, (C) whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes, (D) whether the Notes are to be issued as Definitive Notes or Global Notes, and (E) delivery instructions and such other information as the Trustee shall reasonably request.
(v)At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall, upon receipt of an Authentication Order in connection with a PIK Payment, either, at the Issuer’s option, (1) authenticate and deliver PIK Notes in an aggregate principal amount specified in such Authentication Order, or (2) increase the aggregate principal amount of an outstanding Global Note in the amount set forth in such Authentication Order. Notwithstanding anything to the contrary contained in this Indenture, in connection with any PIK Payment (whether by an issuance of PIK Notes or by an increase in the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment), only an Authentication Order shall be required to be delivered to the Trustee and no Officers’ Certificate or Opinion of Counsel shall be required to be delivered.
Section 2.3Registrar and Paying Agent.
(i)The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
(ii)The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes. The Trustee shall act as custodian with respect to the Global Notes.

Section 2.4Paying Agent to Hold Money in Trust.
The Issuer shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and Cash Interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.
Notwithstanding anything to the contrary contained in this Indenture, any PIK Payment due shall be made in accordance with Section 2.14 hereof and, if made in accordance therewith, shall be deemed to comply with this Section 2.04.
Section 2.5Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
Section 2.6Transfer and Exchange.
(i)The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.
(ii)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order and any other documents required by and in accordance with Section 2.02 of this Indenture or at the Registrar’s request.
(iii)No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 4.10, Section 4.15 and Section 9.05 of this Indenture).

(iv)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of this Indenture and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or a Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.
(vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.
(vii)Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 2.03(a) and in compliance with Appendix A, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order in accordance with Section 2.02, authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at the office or agency of the Issuer designated pursuant to Section 2.03(a) and in compliance with Appendix A. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order and in accordance with Section 2.02, authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.
(ix)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by electronic transmission.
(x)Neither the Trustee nor the Registrar shall have any duty to monitor the Issuer’s compliance with or have any responsibility with respect to the Issuer’s compliance with any U.S. federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any Notes (including any transfers between or among the Depositary’s participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)The Issuer, the Trustee, and the Registrar reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.
(xii)The transferor shall also provide or cause to be provided to the Trustee all information requested in writing by the Trustee that is reasonably necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information. In connection with any proposed transfer outside the Book Entry Only system, there shall be provided to the Trustee all information requested in writing by the Trustee that is reasonably necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
(xiii)Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.
Section 2.7Replacement Notes.
If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.
Section 2.8Outstanding Notes.
(i)The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 of this Indenture, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
(ii)If a Note is replaced pursuant to Section 2.07 of this Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.
(iii)If the principal amount of any Note is considered paid under Section 4.01 of this Indenture, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.
(iv)If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the Stated Maturity of the Notes, any redemption date or any repurchase date, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
(v)For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Note (as reflected in the books and records of the Trustee) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of a PIK Payment.
Section 2.9Treasury Notes.
In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.
Section 2.10Temporary Notes.
Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order in accordance with Section 2.02, shall authenticate temporary Notes (“Temporary Notes”). Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for Temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for Temporary Notes. Holders and beneficial owners, as the case may be, of Temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial owners, respectively, of Notes under this Indenture.
Section 2.11Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12Defaulted Interest.
(i)If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money (other than with respect to a PIK Payment) equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder, with a copy to the Trustee, a notice that states the special record date, the related payment date and the amount of such interest to be paid. Any PIK Payment due as part of defaulted interest shall be paid by the payment date in accordance with Section 2.14.
(ii)Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.
Section 2.13CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption, exchange or repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption, exchange or repurchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption, exchange or repurchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.
Section 2.14Interest Rate, Payment of Interest; PIK Notes.
(i)With respect to each Interest Period, interest on the Notes shall, at the option of the Issuer, (i) accrue at a rate per annum equal to 5.000% (the “Cash Interest Rate”) and be payable in the form of Cash Interest, or (ii) accrue at a rate per annum equal to 10.000%

and be payable in kind. Payment of interest in kind will be paid, (x) if the Notes are represented by one or more Definitive Notes, by issuing additional Notes (“PIK Notes”) in an aggregate principal amount equal to the relevant amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in the form of Definitive Notes for original issuance to the Holders on the relevant Record Date, as shown by the records of the Registrar and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the aggregate principal amount of the outstanding Global Notes by an amount equal to the amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee, upon receipt of an Authentication Order, will increase the principal amount of the outstanding Global Note by such amount. Interest will be calculated based on the outstanding principal of the Notes as of the beginning of the applicable Interest Period rounded down to the nearest $1.00, provided that (A) the Issuer shall be deemed to have elected to pay PIK Interest in accordance with clause (ii) of this Section 2.14(a) unless the Issuer gives notice to the Trustee on or prior to the date that is 5 Business Days prior to an Interest Payment Date that the Issuer has elected to pay interest for the corresponding Interest Period in the form of Cash Interest in accordance with clause (i) of this Section 2.14(a) and (B) the Issuer shall not be permitted to pay PIK Interest on the Notes (and must pay interest solely in the form of Cash Interest on the Notes at the Cash Interest Rate) for any Interest Period if Liquidity (calculated on a pro forma basis assuming that such interest was paid solely in the form of Cash Interest at the Cash Interest Rate) on any applicable Record Date occurring on and after March 15, 2026, for any such Interest Period would exceed $100.0 million.
(ii)In connection with a PIK Payment in respect of the Notes, the Issuer shall, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.09), either increase the aggregate principal amount of outstanding Global Notes or issue PIK Notes under this Indenture. Any PIK Notes issued shall be consolidated with and form a single class with the Initial Notes or the Additional Notes, as applicable, and PIK Notes issued pursuant to this Indenture shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes or the Additional Notes, as applicable.
(iii)On any Interest Payment Date on which the Issuer makes a PIK Payment by increasing the aggregate principal amount of an outstanding Global Note, the Trustee, or DTC at the direction of the Trustee, shall increase the outstanding aggregate principal amount of such Global Note pursuant to Section 2.14(a)(ii)(y) by an amount equal to the PIK Interest payable for the relevant Interest Period on the outstanding aggregate principal amount of such Global Note on such Interest Payment Date, rounded down to the nearest $1.00, to the credit of the Holders on the relevant Record Date and an adjustment will be made on the Notes Register maintained with the Registrar with respect to such Global Note to reflect such increase and such increase shall thereafter be part of the outstanding aggregate principal amount of the Notes for all purposes of this Indenture, the Security Documents and the Intercreditor Agreements. For the avoidance of doubt, following the increase in the aggregate principal amount of any outstanding Global Note as a result of a PIK Payment, such Global Note will bear interest on such increased aggregate principal amount from and after the date of such PIK Payment at the rate applicable to the Notes in the manner set forth in this Section 2.14.
(iv)Any PIK Notes issued in certificated form pursuant to Section 2.14(a)(ii)(x) shall be issued in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded down to the nearest $1.00), shall be dated as of the applicable Interest Payment Date and will bear interest from and after such Interest Payment Date. The Trustee shall authenticate and deliver the PIK Notes in certificated form for original issuance on the Interest Payment Date to the Holders of record on the relevant Record

Date as set forth in an Authentication Order. All PIK Notes issued pursuant to a PIK Payment shall mature on the Stated Maturity of the Notes with respect to the Initial Notes or the Additional Notes, as applicable, shall be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Initial Notes or the Additional Notes, as applicable. Any certificated PIK Notes shall be issued with the description “PIK” on the face of such PIK Note but shall be treated for all purposes under this Indenture with the same rights and obligations as the Initial Notes or the Additional Notes, as applicable.
(v)The Issuer shall be responsible for making all calculations required in order to determine the amount of PIK Interest payable on the Notes on any Interest Payment Date. The Issuer shall make the calculations in reasonable detail and in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Trustee shall have no duty to calculate or verify the Issuer’s calculations under the Notes and this Indenture. The Trustee is entitled to rely conclusively upon the accuracy of the Issuer’s calculations. Upon written request, the Issuer shall promptly provide a schedule of its calculations to the Trustee and the Paying Agent.
Section 2.15Rights of the Trustee and Agents
(i)The Trustee and the Notes Collateral Agent (a) will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee and the Paying Agent, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its corporate trust office (and the Paying Agent, if not the Trustee, has also received), at least three (3) Business Days prior to the date of such payment, written notice of facts from the Issuer that would prohibit the making of any payment or distribution by the Trustee and the Paying Agent.
(ii)The Trustee and the Notes Collateral Agent shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.
(iii)All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The Trustee and the Notes Collateral Agent may conclusively rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners in any Global Note.
Article III
REDEMPTION
Section 3.1Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to Section 3.07 or Section 4.15(b) of this Indenture, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or transmitted or caused to be mailed or transmitted to Holders pursuant to Section 3.03 of this Indenture (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price, if then ascertainable.
Section 3.2Selection.
(i)If less than all of the Notes are to be redeemed at any time, the Global Notes to be redeemed shall be selected for redemption in accordance with DTC’s requirements, or, in the case of Definitive Notes, the Definitive Notes to be redeemed shall be selected by the Trustee on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.
(ii)No Notes of $1.00 or less can be redeemed in part.
(iii)If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price or the applicable notice of redemption is conditional and the conditions are not satisfied or waived.
Section 3.3Notice of Redemption.
(i)The Issuer shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, notices of redemption at least ten days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that (i) redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance of the Notes or a satisfaction and discharge and (ii) notices of redemption pursuant to Section 4.15(c) shall be transmitted at least 30 days but not more than 60 days prior to the applicable redemption date.
(ii)The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:
(1)the redemption date;
(2)the redemption price, including the portion thereof representing any accrued and unpaid interest;
(3)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;
(4)the name and address of the Paying Agent;
(5)that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6)that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(7)the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(8)that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and
(9)if applicable, any condition to such redemption.
(iii)At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b) of this Indenture.
Section 3.4Effect of Notice of Redemption.
Once a notice of redemption is transmitted or mailed in accordance with Section 3.03 of this Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as otherwise set forth in this Section 3.04. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
Section 3.5Deposit of Redemption or Purchase Price.
(i)No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
(ii)If the Issuer complies with the provisions of Section 3.05(a) of this Indenture, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a) of this Indenture, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture.
Section 3.6Notes Redeemed in Part.
Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed; provided that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof.
Section 3.7Optional Redemption.
(i)The Issuer may redeem all or a part of the Notes upon not less than ten days’ nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the Notes (including PIK Interest previously paid in the form of an increase in the aggregate principal amount of the Notes) to be redeemed as set forth below plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest), if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2024	102.500%
2025	101.250%
2026 and thereafter	100.000%

(ii)On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price or the applicable notice of redemption is conditional and the conditions are not satisfied or waived.

(iii)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of this Indenture.
Section 3.8Mandatory Redemption.
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Article IV
COVENANTS
Section 4.1Payment of Notes.
(i)The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
(ii)PIK Interest shall be considered paid on the date due if on such date the Trustee shall have received by electronic delivery or by first class mail postage prepaid, (i) an Authentication Order to increase the aggregate principal amount of an outstanding Global Note in the amount of the PIK Interest due as set forth in such Authentication Order, or (ii) PIK Notes duly executed by the Issuer together with an Authentication Order requesting the authentication of such PIK Notes by the Trustee in the amount of such PIK Interest due as set forth in such Authentication Order.
(iii)The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 4.2Maintenance of Office or Agency.
(i)The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
(ii)The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(iii)The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 of this Indenture.
Section 4.3Taxes.
The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment is not adverse in any material respect to the Holders.
Section 4.4Reports.
(i)So long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders:
(1)upon the earlier of the date that is 90 days after the end of each fiscal year of the Issuer and the date such information is required to be filed with the SEC, commencing with the year ended December 31, 2024, all annual financial statements of the Issuer substantially in the form that would have been required to be contained in a filing with the SEC on Form 10-K, in accordance with the requirements of such Form 10-K as of the Issue Date, if the Issuer were required to file such form, together with a report thereon by the Issuer’s independent registered public accounting firm, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
(2)upon the earlier of the date that is 45 days after the end of each fiscal quarter of the Issuer and the date such information is required to be filed with the SEC, in each case, commencing with the first fiscal quarter ending after the Issue Date (solely with respect to the first three fiscal quarters of each fiscal year), all quarterly financial statements of the Issuer substantially in the form that would have been required to be contained in a filing with the SEC on Form 10-Q, in accordance with the requirements of such Form 10-Q as of the Issue Date, if the Issuer were required to file such form, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and
(3)promptly from time to time after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K, in accordance with the requirements of such Form 8-K as of the Issue Date, under Items:
•1.01 (Entry into a Material Definitive Agreement);
•1.03 (Bankruptcy or Receivership);
•2.01 (Completion of Acquisition or Disposition of Assets);
•2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);

•2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);
•4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);
•5.01 (Changes in Control of Registrant);
•5.02(a)(1) (Resignation of Director due to Disagreement with Registrant);
•5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and
•5.03(b) (Changes in Fiscal Year),
if the Issuer were required to file such reports; provided, however, that no such report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuer and its Subsidiaries, taken as a whole, or if the Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and its Subsidiaries, taken as a whole.
(ii)With respect to the reports required to be furnished by clause (a) above:
(1)no such reports referenced under Section 4.04(a)(3) above will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries);
(2)in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC;
(3)in no event will such reports be required to comply with Item 302 of Regulation S-K promulgated by the SEC;
(4)in no event will such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Issuer or the Subsidiary Guarantors;
(5)in no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in Section 4.04(a)(3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K;

(6)trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures;
(7)to the extent that the Issuer is not a reporting company under the Exchange Act, in no event will such reports be required to be presented in compliance with the requirements of the Public Company Accounting Oversight Board; and
(8)in no event will such reports contain compensation or beneficial ownership information.
(iii)In addition, to the extent not satisfied by the reports required by this Section 4.04 or otherwise made publicly available by the Issuer, the Issuer will furnish to Holders thereof and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) under the Securities Act.
(iv)Notwithstanding anything to the contrary contained in this Indenture, the Issuer will be deemed to have furnished the reports referred to in clause (a) above if the Issuer has filed the corresponding reports containing such information with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (or any successor system).
(v)The Issuer shall participate in quarterly conference calls after the delivery of the information referred to in Section 4.04(a)(1) or Section 4.04(a)(2) above (which may be a single conference call together with Issuer’s equity investors and analysts) to discuss operating results and related matters. The Issuer shall issue a press release or otherwise provide notice of such conference call in the same manner in which information was delivered pursuant to Section 4.04(a)(1) and Section 4.04(a)(2) above which will provide the date and time of any such call and will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call. The Issuer shall also permit Holders to participate in conference calls conducted pursuant to Section 5.15 of the Credit Agreement and shall post the date and time of any such call on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to the Holders no fewer than two days prior to such conference call. The participation of any Holders in such conference call shall be conditioned on the agreement of such Holders to (i) treat all information provided therein as confidential, (ii) not use such information for any purpose other than their investment in the Notes and (iii) not publicly disclose such information.
(vi)It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been delivered to the Holders, posted on the Issuer’s website or filed with the SEC. The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).
(vii)Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this Section 4.04 for the 30 days after the occurrence of such an Event of Default, consists exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described under this Section 4.04 first occurs to, but excluding, the 90th day thereafter (or such earlier date on which such Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 90th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under Section 6.01. If the Issuer is required to pay additional interest to Holders, the Issuer shall provide a direction or order in the form of a written notice to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) of the Issuer’s obligation to pay such additional interest no later than three Business Days prior to the date on which any such additional interest is scheduled to be paid. Such notice shall set forth the amount of additional interest to be paid by the Issuer on such payment date and direct the Trustee (or, if the Trustee is not the Paying Agent, to the Paying Agent) to make payment to the extent it receives funds from the Issuer to do so. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether the additional interest is payable, or with respect to the nature, extent or calculation of the amount of the additional interest owed, or with respect to the method employed in such calculation of the additional interest.
Section 4.5Compliance Certificate.
(i)The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
(ii)So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.
Section 4.6Stay, Extension and Usury Laws.
The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.7Restricted Payments.

(i)    The Issuer will not, and will not permit any of its Subsidiaries to, pay or make, directly or indirectly, any Restricted Payment, except:
(i)the Issuer and each Subsidiary may declare and pay dividends or other distributions or make other Restricted Payments with respect to its Equity Interests payable solely in additional common Equity Interests of such Person;
(ii)Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Note Parties and (y) in the case of a Subsidiary that is not a Wholly Owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Issuer or a Subsidiary), (ii) make other Restricted Payments to the Issuer or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Note Parties) and (iii) make any Restricted Payments that the Issuer would have otherwise been permitted to make pursuant to this Section 4.07 and (iv) for any taxable period for which the Issuer or any of its Subsidiaries are members of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable state or local income Tax purposes (or are entities treated as disregarded from any such members for U.S. federal income Tax purposes) of which the Issuer or a direct or indirect owner of the Issuer is the common parent (a “Tax Group”), pay dividends or make other distributions not to exceed such common parent’s actual tax liabilities in respect of the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Issuer and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Issuer and its Subsidiaries, as applicable, would have been required to pay as a stand-alone Tax Group (taking into account any loss carryovers and other tax attributes) and the amount of such payments will not be in duplication with Taxes paid or withheld directly by Issuer and its Subsidiaries; provided further that any Non-Guarantor Subsidiary shall make distributions to Note Parties with respect to the portion of such Tax liabilities attributable to such Non-Guarantor Subsidiary;
(iii)the Issuer and each Subsidiary may make Restricted Payments in an aggregate amount not to exceed $2.2 million during any fiscal year pursuant to and in accordance with stock option plans, employment agreements, incentive plans or other benefit plans for management, directors, employees or former employees of the Issuer and its Subsidiaries; provided, that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and the permitted amount for each fiscal year shall be used in total with or prior to any amount carried over from the previous fiscal year;
(iv)the Issuer may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;
(v)cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(vi)cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for or by reference to Equity Interests of Issuer or any direct or indirect parent company of the Issuer;

(vii)the Issuer may redeem, repurchase or otherwise acquire its Equity Interests from (i) retired or terminated employees or officers or employees, officers or directors of the Issuer or its Subsidiaries pursuant to employment agreements entered into in the ordinary course of business or (ii) holders of restricted Equity Interests to the extent representing withholding tax obligations provided that purchases described in this clause (ii) shall not exceed $2.2 million in any fiscal year; provided that, in addition, unused amounts for any fiscal year may be carried over to the next succeeding fiscal year, but not to any subsequent year, and any amount carried over from the previous fiscal year shall be used in total with or prior to the permitted amount for each fiscal year, in each case, provided no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment occurs or would occur as a result thereof;
(viii)so long as no Default or Event of Default shall have occurred and be continuing before or after giving effect thereto, the Issuer may make any additional Restricted Payments not otherwise permitted by this Section 4.07 in an aggregate amount not to exceed (A) through the end of the Restricted Period, $0 and (B) thereafter, in any fiscal year, the sum of (x) the greater of $33.0 million and 16.5% of Consolidated EBITDA for the most recently ended Test Period (the “Annual RP Amount”) plus (y) any unused portion of the Annual RP Amount from either of the preceding two fiscal years (provided that the unused amount carried over from any fiscal year shall not exceed 50.0% of the Annual RP Amount from such fiscal year); provided, that Restricted Payments made pursuant to this Section 4.07(h) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (y) above and, second in respect of the Annual RP Amount permitted for such fiscal year as provided above;
(ix)any payments in connection with (i) a Permitted Bond Hedge Transaction and (ii) the exercise, settlement, unwinding or termination of any related Permitted Warrant Transaction by (A) delivery of shares of common stock of the Issuer upon settlement thereof, (B) (I) set-off against the related Permitted Bond Hedge Transaction or (II) payment of an early termination amount thereof in common stock upon any early termination thereof or (C) a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Permitted Bond Hedge Transaction;
(x)[reserved];
(xi)[reserved];
(xii)the Issuer may make other Restricted Payments after the end of the Restricted Period so long as no Event of Default shall have occurred and be continuing before or after giving effect thereto; provided, that, after giving effect to such Restricted Payment on a pro forma basis, the Total Net Leverage Ratio shall not exceed 3.025 to 1.00 as of last day of the most recently ended Test Period;
(xiii)the Issuer may make Restricted Payments (i) of property consisting of Excluded WD Assets and (ii) of the Equity Interests of any Excluded WD Subsidiary;
(xiv)the Issuer may make Restricted Payments to repurchase its common Equity Interests pursuant to Issuer’s Stock Repurchase Program, in an aggregate amount not to exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, $55.0 million, provided that no Default or Event of Default shall have occurred and be continuing before or after giving effect thereto;

(xv)the Issuer may make other Restricted Payments; provided, that, the aggregate amount of such Restricted Payments made pursuant to this clause (o), when taken together with the aggregate amount of Investments outstanding pursuant to Section 4.13(u), shall not exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $33.0 million and 16.5% of Consolidated EBITDA for the most recently ended Test Period at any time; and
(xvi)the Issuer may pay regularly scheduled or accrued dividends in cash to holders of any class or series of Disqualified Stock of the Issuer or any Subsidiary of the Issuer which Disqualified Stock was issued after the Issue Date in accordance with Section 4.09 of this Indenture, in each case, if at the time of and after giving effect to such Restricted Payment:
(1)no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and
(2)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Subsidiaries pursuant to this clause (p) is less than $75.0 million plus the sum, without duplication, of:
(A)50.0% of the Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income is a deficit, less 100.0% of such deficit) (which amount under this clause (A) shall not be less than zero); plus
(B)100.0% of the aggregate Qualified Proceeds received after the Issue Date as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer) that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock); plus
(C)an amount equal to the net reduction in Investments by the Issuer and its Subsidiaries resulting from (x) the sale or other disposition (other than to the Issuer or a Subsidiary) of any Investment (other than a Permitted Investments) that was made after the Issue Date and (y) repurchases, redemptions and repayments of such Investments and the receipt of any dividends or distributions from such Investments to the extent not otherwise included in Consolidated Net Income; plus
(D)in the event the Issuer and/or any Subsidiary of the Issuer makes any Investment (other than a Permitted Investment) in a Person that, as a result of or in connection with such Investment, becomes a Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Subsidiaries in such Person that was previously treated as a Restricted Payment.
Section 4.8Restrictive Agreements.

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Issuer or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its property or assets to secure the Notes Obligations (to the extent required by the Note Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to Note Parties that are holders of its Equity Interests or to make or repay loans or advances to the Issuer or any other Subsidiary Guarantor, or to the extent required by the Note Documents, to provide a Subsidiary Guarantee; provided that (i) this Section 4.08 shall not apply to (A) restrictions and conditions imposed by applicable law, rule, regulation or order, by agreements governing Existing Indebtedness (and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole), by the Credit Agreement as in effect on the date hereof, or by any Note Document, the Existing Unsecured Notes Indenture, the Existing Unsecured Notes and the related guarantees (and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole), (B) [reserved], (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of, or in the granting of Liens on, assets that are encumbered by a Permitted Lien, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 4.09; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Issuer, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting assignment thereof and (K) [reserved], (ii) clause (a) of this Section 4.08 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) clause (a) of this Section 4.08 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, or to specific property to be sold pursuant to an executed agreement with respect to a permitted Disposition or other sale or disposition permitted by this Indenture and (iv) this Section 4.08 shall not apply to customary restrictions and conditions with respect to Joint Ventures.
Section 4.9Indebtedness.
(i)        The Issuer will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)(i) the Initial Notes, any PIK Notes or increased principal amount of Notes issued from time to time as PIK Payments in connection with such Initial Notes in accordance with the terms this Indenture, and the related Subsidiary Guarantees, and (ii) Additional Notes in an aggregate principal amount not to exceed $50.165 million, any PIK Notes or increased principal amount of Notes issued from time to time as PIK Payments in connection with such Additional Notes in accordance with the terms this Indenture, and the related Subsidiary Guarantees, provided that any Additional Notes issued pursuant to this sub-clause (ii) (other than any PIK Notes or increased principal amount of such Additional Notes issued from time to time as PIK payments in accordance with the terms of this Indenture) shall be comprised of no less than 50.0% of new money funded to the Issuer;
(ii)Existing Indebtedness and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premiums thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);
(iii)Indebtedness of the Issuer to any Subsidiary and of any Subsidiary to the Issuer or any other Subsidiary; provided that Indebtedness of any Non-Guarantor Subsidiary to any Note Party (i) shall not exceed $5.5 million through the end of the Restricted Period and (ii) shall thereafter be subject to the limitations set forth in Section 4.13;
(iv)Guarantees by the Issuer of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Issuer or any other Subsidiary;
(v)Indebtedness of the Issuer or any Subsidiary incurred to finance the acquisition, construction, repair, refurbishment, replacement, lease, installation, cost of design or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, (to the extent such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair, replacement, lease or improvement) and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (e) shall not exceed (i) through the end of the Restricted Period, $11.0 million and (ii) thereafter, the greater of $11.0 million and 5.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;
(vi)Indebtedness of any Person that becomes a Subsidiary of the Issuer after the Issue Date in a transaction permitted by this Indenture (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Issuer or a Subsidiary in a transaction permitted hereunder) or Indebtedness of any Person that is assumed by the Issuer or any Subsidiary in connection with an Acquisition or other acquisition of any property or assets permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness;
(vii)customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(viii)Indebtedness of the Issuer or any Subsidiary as an account party in respect of trade letters of credit;
(ix)(i) the Existing Unsecured Notes and (ii) Indebtedness issued or incurred to refinance, refund, extend, renew, exchange or replace the Existing Unsecured Notes; provided, that, after giving effect to such issuance or incurrence under clause (ii) on a pro forma basis, the Secured Net Leverage Ratio shall not exceed 2.70 to 1.00 as of the last day of the most recently ended Test Period;
(x)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(xi)Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;
(xii)indemnification obligations, earnout or similar obligations, or Guarantees, surety bonds or performance bonds securing the performance of the Issuer or any of its Subsidiaries, in each case incurred or assumed in connection with a Permitted Acquisition or disposition or other acquisition of assets permitted hereunder;
(xiii)Indebtedness of the Issuer or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;
(xiv)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
(xv)Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;
(xvi)Indebtedness in respect of obligations that are being contested in good faith by appropriate proceeding;
(xvii)Indebtedness consisting of (A) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Issuer or any of its Subsidiaries and (B) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;
(xviii)[reserved];
(xix)Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Issuer and its Subsidiaries incurred in the ordinary course of business or existing on the Issue Date;
(xx)Swap Agreements entered into by the Issuer or any of its Subsidiaries in the ordinary course of business and not for speculative purposes;

(xxi)subject at all times to the First Lien/Second Lien Intercreditor Agreement, (i) Indebtedness under the Credit Agreement at any time outstanding in an aggregate principal amount not to exceed $925.0 million, plus (A) any amounts paid in kind thereunder, minus (B) the amount of any partial repayments or prepayments of the Loans under and as defined in the Credit Agreement and (ii) all Permitted Refinancing Indebtedness in respect thereof;
(xxii)the Third Lien Notes, including any PIK notes or increased principal amount of Third Lien Notes issued from time to time as PIK payments in accordance with the terms of the Third Lien Notes Indenture, and the related Subsidiary Guarantees, provided that any Third Lien Notes issued pursuant to this clause (v) (other than any PIK notes or increased principal amount of Third Lien Notes issued from time to time as PIK payments in accordance with the terms of the Third Lien Notes Indenture) shall be comprised of no less than 50.0% of new money funded to the Issuer;
(xxiii)Convertible Indebtedness in aggregate principal amount at any time outstanding not to exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $110.0 million and 38.5% of Consolidated EBITDA for the most recently ended Test Period at any time;
(xxiv)[reserved];
(xxv)unsecured Indebtedness owed in respect of seller notes issued in connection with Permitted Acquisitions (i) through the end of the Restricted Period, in an aggregate amount not to exceed $0 and (ii) thereafter, in an unlimited amount, provided that other than with respect to an aggregate principal amount of up to $27.5 million outstanding of such Indebtedness, such Indebtedness (A) shall be subordinated to the Notes Obligations in a manner reasonably satisfactory to the Notes Collateral Agent and (B) shall not mature, and no prepayment shall be required, at any time prior to the date that is six months after the Stated Maturity of the Notes;
(xxvi)Indebtedness of Foreign Subsidiaries (i) through the Restricted Period, in an amount not to exceed $0 and (ii) thereafter, (A) with respect to Indebtedness of Subsidiaries organized under the laws of Canada (or any province thereof), (1) arising from trade payables unpaid for more than ninety (90) days in an aggregate outstanding amount not in excess of $2.75 million and (2) otherwise, in an aggregate outstanding principal amount not to exceed $5.5 million at any time and (B) with respect to Indebtedness of any Foreign Subsidiary at any time under foreign credit lines (including, without limitation, pursuant to issuances of letters of credit or bank guarantees) in an aggregate outstanding principal amount not to exceed $8.25 million at any time;
(xxvii)Preferred Stock of the Issuer in an aggregate liquidation amount not to exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $110.0 million and 38.5% of Consolidated EBITDA for the most recently ended Test Period outstanding at any time;
(xxviii)[reserved];
(xxix)Indebtedness of an Excluded WD Subsidiary incurred in connection with a Restricted Payment or, Investment, of Equity Interests of such Excluded WD Subsidiary to or, in, a Person that is not the Issuer or a Subsidiary of the Issuer or a Disposition of such Excluded WD Subsidiary, in each case resulting in such Excluded WD Subsidiary no longer constituting a Subsidiary of the Issuer;

(xxx)Permitted Junior Debt; provided that the amount of Permitted Junior Debt outstanding through the end of the Restricted Period shall be $0;
(xxxi)other Indebtedness in an aggregate principal amount not to exceed (i) through the end of the Restricted Period, $2.75 million and (ii) thereafter, the greater of $22 million and 11.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding; and
(xxxii)Permitted Refinancing Indebtedness in respect of Indebtedness of the types referred to in clause (a), clause (b), clause (c), clause (i), clause (t), clauses (v) through (aa) and clause (dd).
Notwithstanding the foregoing, or anything to the contrary contained in this Indenture, (x) all Indebtedness of any Note Party owing to any Non-Guarantor Subsidiary shall be unsecured and subordinated to the Notes Obligations on terms reasonably satisfactory to the Notes Collateral Agent and (y) no Note Party shall guarantee any Indebtedness of any Joint Venture or of any Non-Guarantor Subsidiary, other than guaranties in the ordinary course of business for bona fide business purposes.
For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Issuer may classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Agreement will be deemed to have been incurred in reliance only on the exception in clause (u) of this Section 4.09.
Section 4.10Dispositions.
(1)The Issuer will not, and will not permit any Subsidiary to, make any Dispositions, except:
(i)Dispositions of obsolete, worn out, unused or surplus property in the ordinary course of business;
(ii)Dispositions of cash, inventory and Permitted Investments in the ordinary course of business;
(iii)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(iv)Dispositions of property by any Note Party to any other Note Party, by any Non-Guarantor Subsidiary to a Note Party or by any Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;
(v)leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on terms that do not interfere in any material respect with the business of the Issuer and its Subsidiaries, taken as a whole;

(vi)Dispositions of intellectual property rights that are no longer used or useful in the business of the Issuer and its Subsidiaries;
(vii)the discount, write-off or Disposition of accounts receivable, in each case in the ordinary course of business;
(viii)Dispositions of non-core assets acquired in a Permitted Acquisition; provided that (i) such Dispositions shall be consummated within 360 days of such Permitted Acquisition, (ii) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof and (iii) no less than 75.0% thereof shall be paid in cash;
(ix)Restricted Payments permitted by Section 4.07, Investments permitted by Section 4.13, Liens permitted by Section 4.12 and transactions and Dispositions permitted by Sections 5.01 or 10.04;
(x)any Disposition of assets with a Fair Market Value of less than $0.5 million;
(xi)Dispositions of Records Transactions Assets;
(xii)other Dispositions so long as (i) no less than 75.0% of the consideration paid in connection therewith shall be cash or Permitted Investments paid contemporaneous with consummation of the transaction, (ii) such transaction does not involve the Disposition of a minority equity interest in any Subsidiary other than to the Issuer or any other Subsidiary, or in the case of any such Disposition by a Note Party, other than to another Note Party, (iii) such transaction does not involve a Disposition of receivables other than receivables owned by or attributable to other property concurrently being Disposed of in a transaction otherwise permitted under Section 4.10, and (iv) the aggregate net book value of all of the assets Disposed of by the Issuer and its Subsidiaries in all such transactions shall not exceed (A) through the end of the Restricted Period, $0 and (B) thereafter, the greater of $38.5 million and 16.5% of Consolidated EBITDA during any fiscal year;
(xiii)Dispositions of the Note Parties’ interest in the Mercury Joint Venture (including, by or through the Disposition of the Note Parties’ interest in Prometheus or by the Disposition by Prometheus of its interest in the Mercury Joint Venture) so long as solely in the case of a Disposition made to any bona fide third party (excluding, for the avoidance of doubt, existing holders of interest in the Mercury Joint Venture), (x) no less than 75.0% of the consideration paid to the Note Parties in connection therewith shall be cash or Permitted Investments paid contemporaneous with consummation of the transaction and (y) such sale is for Fair Market Value; provided that notwithstanding the foregoing the Note Parties may make Dispositions of the Note Parties’ interest in the Mercury Joint Venture pursuant to (i) the exercise of drag-along rights by the other parties to the Mercury Joint Venture, (ii) any Disposition, directly or indirectly, of all or substantially all of the Equity Interests or assets of the Mercury Joint Venture, (iii) any initial public offering of Equity Interests in the Mercury Joint Venture or any special purpose vehicle create in contemplation of such initial public offering, or (iv) any internal reorganization, restructuring or recapitalization of the Equity Interests or organizational structure of the Mercury Joint Venture (provided that any successor interests held by the Note Parties following such reorganization or recapitalization shall remain subject to the terms of this clause (m)). For the avoidance of doubt, any Disposition of the Note Parties’ interest in the Mercury Joint Venture made in accordance clauses (i) through (iii) of the proviso to the immediately preceding sentence of this clause (m) shall be free and clear, and any and all direct or indirect encumbrances, rights or restrictions the Notes Collateral Agent may have in respect of the Note Parties’ interest in the Mercury Joint Venture or the Equity Interests therein (or successor thereto) (including, without limitation, the restrictions provided for in this clause (m)) shall be deemed terminated and of no further force and effect immediately prior to the consummation of such Disposition without any action or consent of the Notes Collateral Agent, any Holder or other Person;
(xiv)Dispositions of Excluded WD Assets or the Equity Interests of any Excluded WD Subsidiary;
(xv)Dispositions by the Issuer and its Subsidiaries not otherwise permitted under this Indenture; provided that the aggregate book value of all property Disposed of pursuant to this clause (o) shall not exceed (i) through the end of the Restricted Period, $5.5 million in the aggregate and (ii) thereafter, $5.5 million during any fiscal year;
(xvi)Dispositions of the Personal Care Business (in whole or in part) by the Issuer or its Subsidiaries so long as (x) no less than 75.0% of the consideration paid to the Issuer or its Subsidiaries in connection therewith shall be cash or Permitted Investments paid contemporaneous with consummation of the transaction and (y) such sale is for Fair Market Value; provided that, this clause (p) shall be the only clause under Section 4.10 or any other provision of this Indenture pursuant to which the Issuer and its Subsidiaries are permitted to sell any assets of the Personal Care Business;
(xvii)Dispositions of the Remote Monitoring Business (in whole or in part) by the Issuer or its Subsidiaries so long as (x) no less than 75.0% of the consideration paid to the Issuer or its Subsidiaries in connection therewith shall be cash or Permitted Investments paid contemporaneous with consummation of the transaction and (y) such sale is for Fair Market Value; provided that, this clause (q) shall be the only clause under Section 4.10 or any other provision of this Indenture pursuant to which the Issuer and its Subsidiaries are permitted to sell any assets of the Remote Monitoring Business; and
(xviii)Dispositions in which (i) the Issuer (or the Subsidiary, as the case may be) receives consideration at the time of the Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75.0% of the consideration received in the Disposition by the Issuer or such Subsidiary is in the form of cash.
(2)Subject to the terms of the First Lien/Second Lien Intercreditor Agreement, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Issuer or any of its Subsidiaries in respect of any Disposition Redemption Event in an amount in excess of $5.0 million in the aggregate for all such Disposition Redemption Events, the Issuer (or the applicable Subsidiary, as the case may be) shall reduce, prepay, repay, redeem or purchase (as applicable) Indebtedness as set forth in Section 4.10(3) below in an aggregate amount equal to 100.0% of the amount of such Net Proceeds in excess of such threshold (such Net Proceeds, the “Excess Proceeds”).
(3)Excess Proceeds shall be applied:
(i)to reduce, prepay, repay or purchase (as applicable) Indebtedness outstanding pursuant to Section 4.09(u) of this Indenture and, if the Indebtedness repaid is Indebtedness incurred under a revolving credit facility, to correspondingly reduce commitments with respect thereto; or
(ii)if all Indebtedness outstanding under Section 4.09(u) of this Indenture has been repaid, to (A) within five (5) Business Days after the receipt of any Excess Proceeds, deliver an irrevocable notice of redemption to the Trustee in order to redeem Notes pursuant to

Section 3.07 of this Indenture in the amount of such Excess Proceeds, or (B) within ten (10) Business Days after the receipt of any Excess Proceeds, make an offer (a “Disposition Offer”) to all Holders to purchase their Notes for no less than 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the maximum principal amount of Notes that may be purchased from such Excess Proceeds. If the aggregate principal amount of Notes tendered into a Disposition Offer exceeds the amount of Net Proceeds, the Notes will be purchased on a pro rata basis. For the avoidance of doubt, (i) the obligation of the Issuer (or the applicable Subsidiary, as the case may be) pursuant to this Section 4.10(3)(b)(B) is limited to making a Disposition Offer and purchasing all Notes validly tendered pursuant to such Disposition Offer, and (ii) to the extent that the aggregate amount of Notes tendered in connection with a Disposition Offer made pursuant to this Section 4.10(3)(b)(B) is less than the amount offered in such Disposition Offer, the Issuer (or the applicable Subsidiary, as the case may be) may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture.
(4)To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of the Indenture, the Issuer shall not be deemed to have breached its obligations described in the Indenture by virtue of compliance therewith.
(5)Notwithstanding the foregoing, or anything to the contrary contained in this Indenture, no intellectual property or other asset (including, without limitation, the Personal Care Services Business and Remote Monitoring Business) that is material to the business of the Note Parties, taken as a whole, shall be assigned, transferred, or exclusively licensed or exclusively sublicensed (other than with respect to a terminable and limited license or sublicense of intellectual property granted for legitimate business purposes with a territorial, field, or other scope restriction, and on terms that do not interfere in any material respect with the business of the Note Parties, taken as a whole) to any Non-Guarantor Subsidiary.
Section 4.11Transactions with Affiliates.
The Issuer will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to the Issuer or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the Issuer and its Subsidiaries (or an entity that becomes a Subsidiary of the Issuer as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the Issuer or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Issuer or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Indenture, including without limitation any Restricted Payment permitted by Section 4.07 and transactions permitted by Sections 5.01 or 10.04, (f) issuances of Equity Interests to Affiliates and the registration rights and payments associated therewith, (g) [reserved], (h) any license, sublicense, lease or sublease (1) in existence on the Issue Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Holders in their capacities as such), (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with Joint Ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments permitted by Section 4.13 in Joint Ventures, (j) [reserved], (k) transactions contemplated under any agreement governing or documenting Preferred Stock of the Issuer permitted under Section 4.09(aa), (l) advances of working capital to any Note Party, (m) transfers of cash and assets to any Note Party, (n) intercompany transactions expressly permitted by Section 4.07, Section 4.09, Section 4.10, Section 4.13, Section 5.01 and Section 10.04 and (o) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the Issuer and its Subsidiaries is less than $1.1 million.
Section 4.12Liens.
The Issuer will not, and will not permit any of its Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, whether owned on the Issue Date or thereafter acquired, unless all payments due under this Indenture, the Notes and the Guarantees are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.
Section 4.13Investments, Loans, Advances, Guarantees and Acquisitions.
The Issuer will not, and will not permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment in, any other Person or (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line or line of business of such Person (each of the foregoing transactions described in the foregoing clauses (i) and (ii), an “Investment”), except:
(i)cash and Permitted Investments;
(ii)Permitted Acquisitions;
(iii)(i) Investments by the Issuer and its Subsidiaries existing on the Issue Date in the capital stock of their respective Subsidiaries, (ii) Investments by the Issuer and its Subsidiaries in a Note Party; (iii) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the Issuer or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder; (iv) Investments by Subsidiaries that are not Subsidiary Guarantors in other Subsidiaries that are not Subsidiary Guarantors and (v) Investments by the Issuer and the Subsidiary Guarantors in Foreign Subsidiaries to the extent such Investments are funded solely with the proceeds of the issuance by the Issuer of its Equity Interests;

(iv)(i) Investments by any Note Party in Excluded Subsidiaries that are not-for-profit entities, (ii) Investments by any Note Party in Subsidiaries organized under the laws of Canada (or any province thereof) and (iii) Investments by the Note Parties in Non-Guarantor Subsidiaries; provided that the aggregate amount for all Investments made pursuant to this clause (d) shall not exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $82.5 million and 27.5% of Consolidated EBITDA for the most recently ended Test Period at any one time outstanding;
(v)bank deposits and prepaid expenses made in the ordinary course of business and Investments constituting deposits described in clauses (3) and (4) of the definition of “Permitted Encumbrances”;
(vi)Guarantees and other Indebtedness permitted by Section 4.09, and transactions permitted by Sections 5.01 or 10.04, in each case, to the extent constituting Investments;
(vii)Investments comprised of notes payable, stock or other securities issued by account debtors to the Issuer or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;
(viii)extensions of trade credit or the holding of receivables in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(ix)the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Issuer or any option, warrant or other right to acquire any such Equity Interests in the Issuer, in each case to the extent the payment therefore is permitted under Section 4.07;
(x)loans and advances to officers, directors and employees (i) for moving, payroll, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1.65 million in the aggregate at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of the Issuer, in an aggregate amount not to exceed $1.65 million at any one time outstanding, in each case determined without regard to any write-downs or write-offs of such advances;
(xi)endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;
(xii)transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;
(xiii)Investments constituting the creation of new Subsidiaries so long as the Issuer or such Subsidiary complies with Section 4.17 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 4.13;

(xiv)Guarantees of leases and other contractual obligations of any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;
(xv)transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Issuer or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;
(xvi)Investments in (i) the form of Swap Agreements permitted by Section 4.09(t) and (ii) any Permitted Bond Hedge Transaction;
(xvii)Investments in existence on the Issue Date and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;
(xviii)Investments to support regulatory capitalization requirements, insurance or reinsurance obligations of Captive Insurance Subsidiaries in the ordinary course of business;
(xix)Investments made pursuant to Records Transactions; provided that the aggregate amount of all Investments made pursuant to this clause (s) shall not exceed $13.75 million at any one time outstanding;
(xx)Investments (which may take the form of asset contributions) in Joint Ventures in an aggregate amount not exceeding (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $55.0 million and 27.5% of Consolidated EBITDA for such fiscal year, in any fiscal year; provided that any unused amount for any fiscal year, up to 50.0% of the maximum permitted amount for such fiscal year, may be carried over to the next succeeding fiscal year, but not to any subsequent fiscal year, and any amount carried over from the previous fiscal year shall be used after the permitted amount for each fiscal year;
(xxi)other Investments; provided that the aggregate amount of such Investment outstanding pursuant to this clause (u), when taken together with the aggregate amount of Restricted Payments made pursuant to Section 4.07(o), shall not exceed (i) through the end of the Restricted Period, $0 and (ii) thereafter, the greater of $33.0 million and 16.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;
(xxii)other Investments; provided that after giving effect to such Investment on a pro forma basis, the Total Net Leverage Ratio shall not exceed to 3.025 to 1.00 as of the last day of the most recently ended Test Period;
(xxiii)Investments of Excluded WD Assets and of the Equity Interests of any Excluded WD Subsidiary;
(xxiv)Investments of any Person existing at any time such Person becomes a Subsidiary of the Issuer or consolidates or merges with the Issuer or any of its Subsidiaries (including in connection with a Permitted Acquisition) and any modification, replacement, renewal or extension thereof to the extent not involving an additional cash Investment so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of the Issuer or of such consolidation or merger; and
(xxv)other Investments, loans or advances made by the Issuer or any of its Subsidiaries so long as the aggregate amount of all such investments, loans and advances outstanding at any time does not exceed (i) through the end of the Restricted Period, $0 and (ii)

thereafter, the greater of $33.0 million and 16.5% of Consolidated EBITDA for the most recently ended Test Period.
For purposes of covenant compliance with this Section 4.13, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. For purposes of determining compliance with this Section 4.13, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Issuer may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. The outstanding amount of an Investment shall be reduced by dividends, distributions, repayments, repurchases, sale consideration or any other payments received in cash or Permitted Investments in respect of such Investment.
Section 4.14Corporate Existence.
Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Issuer and its Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.
Section 4.15Offer to Repurchase Upon a Change of Control.
(i)If a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00) of that Holder’s Notes pursuant to an offer made by the Issuer (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer to make a payment (the “Change of Control Payment”) in cash equal to 101.0% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Change of Control Payment Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will transmit a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this

Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.
(ii)On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.
The Paying Agent will promptly transmit to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and transmit (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(iii)If Holders of not less than 90.0% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making an offer to purchase the Notes upon a Change of Control in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101.0% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the date of redemption, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(iv)The provisions described above in clauses (a) through (c) of this Section 4.15 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
(v)Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture in respect of all Notes pursuant to Section 3.07 of this Indenture, unless and until there is a Default in payment of the applicable redemption price.

(vi)A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is a definitive agreement in place to consummate a transaction that would constitute a Change of Control if consummated at the time such Change of Control Offer is made.
Section 4.16[Reserved].
Section 4.17Additional Subsidiary Guarantees.
If the Issuer or any of its Subsidiaries acquires or creates another Subsidiary, other than an Excluded Subsidiary, or if any Excluded Subsidiary otherwise ceases to be an Excluded Subsidiary, in each case, after the Issue Date, then such newly acquired or created Subsidiary or Subsidiary that has ceased to be an Excluded Subsidiary, as applicable, will become a Subsidiary Guarantor and execute a supplemental indenture providing a Guarantee substantially in the form attached as Exhibit B.
Section 4.18After-Acquired Collateral.
(i)As promptly as possible but in any event within sixty (60) days (or such later date as may be agreed upon by the First Lien Secured Agent (as defined in the First Lien/Second Lien Intercreditor Agreement)) after any Subsidiary becoming a Guarantor pursuant to Section 4.17, the Issuer shall cause such Subsidiary to become party to the Security Agreement as a Grantor and/or otherwise cause all of such Subsidiary’s assets (other than Excluded Assets) to be subjected to a Lien securing the Notes Obligations in favor of the Notes Collateral Agent and shall take, or cause such Subsidiary to take, such actions, including execution of a joinder thereto, if applicable, as shall be necessary or reasonably requested by the Notes Collateral Agent to grant and perfect or record such Lien, in each case, to the extent contemplated by the Security Documents and subject to Permitted Liens and the Intercreditor Agreements, all at the Issuer’s expense; provided that the Collateral in any event shall exclude Excluded Assets.
(ii)If the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets), the Issuer or such Guarantor will execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent a perfected security interest (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) and take such actions to add such after-acquired collateral to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.
(iii)Notwithstanding the foregoing, no Officers’ Certificate or Opinion of Counsel will be required in connection with any additional Guarantors entering into the Security Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by such Guarantors.
Section 4.19Prepayments of Restricted Junior Debt and Amendments to Restricted Junior Debt Documents.
(i)The Issuer will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, in each case prior to the scheduled maturity date therefor, any Indebtedness of the Issuer, any Guarantor or any Subsidiary (other than intercompany Indebtedness permitted by Section 4.09(c)) that is subordinated in right of payment or in ranking of Liens to the Notes (such Indebtedness, “Restricted Junior Debt”; it being agreed for the avoidance of doubt that the Existing Unsecured Notes are not Restricted Junior Debt) (other than pursuant to any refinancings, renewals or replacements of such Indebtedness to extent permitted by Section 4.09); provided that so long as no Event of Default exists or would result therefrom, the Issuer, any Guarantor or any Subsidiary may prepay, redeem, purchase, defease or otherwise satisfy prior to the Stated Maturity thereof Restricted Junior Debt (i) with the proceeds of any issuance of Equity Interests of the Issuer, (ii) [reserved], (iii) consisting of any mandatory redemption, repayment or repurchase event not in the nature of a default (I) that is triggered by receipt of proceeds of a debt incurrence, equity issuance, asset sale, casualty or other proceeds-generating event and is only to the extent of proceeds received or (II) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe, (iv) consisting of any customary bridge loans with the proceeds of Permitted Junior Debt incurred to refinance such bridge loans, (v) if at the time of such prepayment, redemption, repurchase, defeasement or other satisfaction there are no Notes Obligations outstanding and (vi) with the proceeds of any Permitted Junior Debt incurred to refinance such Indebtedness.
(ii)Furthermore, the Issuer will not, and will not permit any Subsidiary to, amend the terms of any Restricted Junior Debt if such amendment, modification or change would add, modify or change any terms in a manner materially adverse to the interests of the Holders (provided, that if such Restricted Junior Debt, when originally incurred or at the time of such amendment, modification or change, would be permitted to be incurred having terms and conditions that give effect such amendment, modification or change, then such amendment, modification or change shall not be deemed adverse to the interests of the Holders).
(iii)The Issuer will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, in each case prior to the Stated Maturity thereof, the Existing Unsecured Notes (other than in connection with (i) any refinancing of Existing Unsecured Notes with unsecured Indebtedness that has a Stated Maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Existing Unsecured Notes being refinanced or (ii) the consummation of the transactions contemplated by the Exchange Agreements on the terms and subject to the conditions of the Exchange Agreements) unless, as of the date the applicable notice of redemption is given, after giving effect to such prepayment, redemption, repurchase, defeasement or other satisfaction on a pro forma basis, the Total Net Leverage Ratio shall not exceed 4.00 to 1.00.
Section 4.20Healthcare Permits; Healthcare Fines.
The Issuer will not, and will not permit any of its Subsidiaries to:
(i)Permit or cause to suffer any revocation by a state or federal regulatory agency any Healthcare Permit to the extent such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Healthcare Permit was held by or originally issued for the benefit of the Issuer, a Subsidiary or a Contract Provider with whom the Issuer or Subsidiary has entered into a management agreement.
(ii)Permit one or more penalties or fines in an aggregate amount in excess of $22.0 million to be unpaid when due (subject to any applicable appeal period) by the Issuer or any Guarantor during any 12-month period under any Healthcare Law.

Section 4.21Maintenance of Properties; Insurance.
The Issuer will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (i) as otherwise permitted by Article 5 or in connection with any Disposition not prohibited by this Indenture or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Issuer to be financially sound and reputable or through reasonable and adequate self-insurance (i) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Security Documents.
Section 4.22Compliance with Laws.
(i)The Issuer will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except (i) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or (ii) in instances in which such laws, rules, regulations or orders are being contested in good faith by appropriate proceedings diligently conducted (as reasonably determined by the Issuer).
(ii)The Issuer will, and will cause each of its Subsidiaries to, ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn, except, in each case with respect to clauses (i) and (ii) above, where the failure to so comply would not result in a Material Adverse Effect.
(iii)The Issuer will, and will cause each of its Subsidiaries to, maintain policies that are consistent with HIPAA in all material respects.
(iv)The Issuer will maintain in effect and enforce policies and procedures designed to ensure material compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 4.23Maintenance of Ratings.
The Issuer shall use commercially reasonable efforts to obtain and maintain in effect: (a) a public corporate family rating of the Issuer and a rating of the Notes, in each case from Moody’s and (b) a public corporate credit rating of the Notes and a rating of the Notes, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Issuer of reasonable and customary rating agency fees and cooperation with reasonable and customary information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

Section 4.24Anti-Layering.
Notwithstanding anything herein to the contrary, the Issuer shall not, and shall not permit any Subsidiary to, incur any Indebtedness that is contractually subordinated or junior in right of payment to any other Indebtedness of the Issuer or such Subsidiary, as the case may be, unless such Indebtedness is expressly contractually subordinated or junior in right of payment, as applicable, to the Notes and the Guarantees (it being understood and agreed that Indebtedness shall not be considered junior in right of payment solely because it is unsecured or secured by Liens with a Junior Lien Priority to the Liens securing the Notes).
Article V
SUCCESSORS
Section 5.1Merger, Consolidation or Sale of Assets.
(i)The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person or consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)Either: (A) the Issuer is the surviving entity (the “Successor Company”); or (B) the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, this Indenture and the applicable Security Documents pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and
(3)immediately after such transaction, no Event of Default exists.
(ii)The Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
(iii)Clause (3) of Section 5.01(a) of this Indenture shall not apply to:
(1)a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; and
(2)any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Subsidiaries or, so long as the Issuer is a surviving Person and any other surviving Person is a Subsidiary of the Issuer, any Division of the Issuer as the Dividing Person.

(iv)To the extent any assets of the Person that is merged or consolidated with or into the Issuer are assets of the type that would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action and deliver such agreements, instruments or documents, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Indenture and the applicable Security Documents.
Section 5.2Successor Entity Substituted.
Upon any consolidation, merger, Division, sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 of this Indenture or a Guarantor in accordance with Section 10.04 of this Indenture, the Issuer and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Notes or its Guarantee, as the case may be, and the successor Issuer and the successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, the Notes and such Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Guarantee.
Article VI
DEFAULTS AND REMEDIES
Section 6.1Events of Default and Remedies.
Each of the following is an event of default (an “Event of Default”):
(1)default in any payment of interest on any Note when due, continued for 30 days;
(2)default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration, or otherwise;
(3)failure by the Issuer or any of its Subsidiaries to comply with the provisions of Section 5.01 or 10.04 of this Indenture;
(4)failure by the Issuer or any of its Subsidiaries for 60 days after notice to the Issuer by the Trustee or the Holders of at least 30.0% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the Issue Date, or is or was created thereafter, if that default:

(A)is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a “Payment Default”); or
(B)results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $44.0 million or more;
(6)with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $44.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary of the Issuer, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;
(7)except as permitted by this Indenture, any Subsidiary Guarantee of any Significant Subsidiary of the Issuer is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary of the Issuer or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary of the Issuer, denies or disaffirms its obligations in writing under its Guarantee and such Default continues for ten days after receipt of the notice specified in this Indenture;
(8)the Issuer or any Subsidiary that is a Significant Subsidiary of the Issuer pursuant to or within the meaning of Bankruptcy Law:
(A)commences a voluntary case,
(B)consents to the entry of an order for relief against it in an involuntary case,
(C)consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)makes a general assignment for the benefit of its creditors, or
(E)generally is not paying its debts as they become due;
(9)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)is for relief against the Issuer or any of the Issuer’s Subsidiaries that is a Significant Subsidiary of the Issuer in an involuntary case;
(B)appoints a custodian of the Issuer or any of the Issuer’s Subsidiaries that is a Significant Subsidiary of the Issuer for all or substantially all of the property of the Issuer or any of the Issuer’s Subsidiaries that is a Significant Subsidiary of the Issuer; or
(C)orders the liquidation of the Issuer or any of the Issuer’s Subsidiaries that is a Significant Subsidiary of the Issuer; and
(D)and the order or decree remains unstayed and in effect for 60 consecutive days;
(10)the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the relevant Security Documents) other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) as a result of the satisfaction in full of all Notes Obligations or (C) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents, and, in each case, such default continues for 15 days after receipt of written notice given by the Trustee on behalf of the Holders or by the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes; and
(11)the Issuer or any of the Issuer’s Subsidiaries shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable;
Section 6.2Acceleration.
(i)In the case of an Event of Default arising under clauses (8) or (9) of Section 6.01 of this Indenture with respect to the Issuer or any Significant Subsidiary of the Issuer, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
(ii)The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Section 6.3Other Remedies.
(i)If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
(ii)The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.4Waiver of Past Defaults.

(i)Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
(ii)The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
(1)such Holder has previously given the Trustee notice that an Event of Default is continuing;
(2)Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
(3)such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
(iii)The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture and the Security Documents except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.
Section 6.5Control by Majority.
Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent, as applicable, or exercising any trust or power conferred on it. However, the Trustee or the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture that the Trustee or the Notes Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability. Prior to taking any action under this Indenture, the Trustee or the Notes Collateral Agent, as applicable, shall be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.
Section 6.6Limitation on Suits.
Subject to Section 6.07 of this Indenture, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
Section 6.7Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.8Collection Suit by Trustee.
Subject to the terms and conditions of the Intercreditor Agreement, if an Event of Default specified in clauses (1) or (2) of Section 6.01 of this Indenture occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer and each Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.9Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter and all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 of this Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11Delay or Omission Not Waiver.
No delay or omission of the Trustee or the Notes Collateral Agent, as applicable, or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or the Notes Collateral Agent, as applicable, or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or the Notes Collateral Agent, as applicable, or by the Holders, as the case may be.
Section 6.12Trustee May File Proofs of Claim.
The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each of the Trustee, the Notes Collateral Agent, and their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Notes Collateral Agent, as applicable, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, and their agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13Priorities.
Subject to the Intercreditor Agreements, if the Trustee, the Notes Collateral Agent or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:
(1)to the Trustee and the Notes Collateral Agent and their respective agents and attorneys for amounts due under Section 7.06 of this Indenture, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent, as applicable, and the costs and expenses of collection (including, without limitation, all reasonable out-of-pocket expenses incurred by the Notes Collateral Agent in connection with the sale, foreclosure, collection or realization of the Collateral or otherwise in connection with the Note Documents), and then to payment of the Notes Obligations;
(2)to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
(3)to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 13.02 of this Indenture.
Section 6.14Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 of this Indenture, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.
Article VII
TRUSTEE AND NOTES COLLATERAL AGENT
Section 7.1Duties of Trustee.
(i)If an Event of Default has occurred and is continuing (of which the Trustee is deemed to have notice thereof within the meaning of Section 7.02(h)), the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(ii)Except during the occurrence and continuance of an Event of Default (of which the Trustee is deemed to have notice thereof within the meaning of Section 7.02(h)):
(1)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculation or facts stated therein).
(iii)The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:
(1)this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
(2)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction in a final non-appealable judgment that the Trustee was grossly negligent in ascertaining the pertinent facts; and
(3)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 of this Indenture.
(iv)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
(v)The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense that may be incurred by it in compliance with such request.
(vi)The permissive rights of the Trustee to take certain actions under this Indenture or the other Note Documents shall not be construed as a duty unless expressly specified herein or therein.

(vii)The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(viii)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.
(ix)Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.
(x)The provisions of this Section 7.01 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.
Section 7.2Rights of Trustee.
(i)The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document (whether in original or electronic form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(ii)Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both which shall conform to the provisions of Section 13.05 of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(iii)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(iv)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the other Note Documents or its role hereunder or thereunder.
(v)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.
(vi)No Depositary shall be deemed an agent of the Trustee, and the Trustee shall not be responsible for any act or omission by any Depositary.
(vii)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(viii)The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture. Delivery of reports to the Trustee pursuant to Section 4.04 shall not constitute notice to the Trustee of the information contained therein. After the occurrence and continuance of an Event of Default, the Trustee, acting in accordance with the terms of this Indenture, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Security Documents. The Notes Collateral Agent shall take such action with respect to such Event of Default as may be requested by the Trustee.
(ix)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(x)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Note Documents and each Agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.
(xi)Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no duty to review or analyze reports delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with or the breach of any representation, warranty or covenant made in this Indenture or with respect to any reports or other documents filed with the SEC or any website or datasite under this Indenture or participate in any conference calls.
(xii)The Trustee may request that the Issuer and each Guarantor deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(xiii)The Trustee shall not be required to give any note, bond or surety in respect of the performance of its powers and duties hereunder.
Section 7.3Individual Rights of Trustee.
The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act of 1939, as amended) it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 of this Indenture.
Section 7.4Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation or warranty as to the validity or adequacy of this Indenture, the Notes or the Security Documents, or the other Note Documents, or the adequacy of the security for the Note Documents or the Security Documents. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture. The Trustee shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and the Trustee shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes. The Trustee shall be under no obligation to ascertain or to inquire as to the observance or performance of any of the agreements and covenants contained in, or conditions of, this Indenture or the other Note Documents or to inspect the properties, books, or records of the Issuer or any of its affiliates.
Section 7.5Notice of Defaults.
If a Default occurs and is continuing and a Responsible Officer of Trustee has received written notice thereof (pursuant to Section 7.02(h)), the Trustee will transmit to each Holder a notice of the Default within 60 days after it is known to the Trustee (pursuant to Section 7.02(h)).
Section 7.6Compensation and Indemnity.
(i)The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Note Documents as the Issuer and the Trustee and the Notes Collateral Agent shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except for any such disbursements, advances or expenses as shall have been caused by the willful misconduct, gross negligence or bad faith on the part of the Trustee or the Notes Collateral Agent, as the case may be. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Notes Collateral Agent’s agents and counsel.
(ii)The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (in its individual capacity and its capacity as Trustee) and the Notes Collateral Agent (in its individual capacity and its capacity as Notes Collateral Agent) and any predecessor Trustee or Notes Collateral Agent (which for purposes of this Section 7.06 shall include each of their respective officers, directors, employees, agents, advisors, attorneys and representatives) for, and hold each of the Trustee, the Notes Collateral Agent and any predecessor harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture or other Note Documents against the Issuer or any Guarantor (including this Section 7.06) or defending themselves against any claim whether asserted by any Holder, the Issuer or any Guarantor, or any other Person or liability in connection with the acceptance, exercise or performance of any of their rights, powers or duties hereunder or thereunder). The Trustee and the Notes Collateral Agent, as the case may be, shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor needs to pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee and the Notes Collateral Agent through the willful misconduct, gross negligence or bad faith on the part of the Trustee or the Notes Collateral Agent, as the case may be.
(iii)The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction, discharge or the termination, for any reason, of this Indenture or any other Note Documents or the earlier resignation, removal, replacement of the Trustee and the Notes Collateral Agent.
(iv)To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Notes Collateral Agent, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.
(v)When the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or Section 6.01(9) of this Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.7Replacement of Trustee.
(i)A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(1)the Trustee fails to comply with Section 7.09 of this Indenture;
(2)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)a receiver or public officer takes charge of the Trustee or its property; or
(4)the Trustee becomes incapable of acting.
(ii)If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(iii)If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(iv)If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 of this Indenture, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(v)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall transmit a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06 of this Indenture. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under this Section 7.07 shall continue for the benefit of the retiring Trustee.
(vi)As used in this Section 7.07, the term “Trustee” shall also include each Agent.
(vii)A resigning Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.
Section 7.8Successor Trustee by Merger, etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09 of this Indenture.
Section 7.9Eligibility; Disqualification.
This Indenture shall always have Trustee hereunder that is a company organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus as required by Section 310(a)(2) of the Trust Indenture Act.
Section 7.10Security Documents and Intercreditor Agreements.
By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver (including by way of joinder) the First Lien/Second Lien Intercreditor Agreement (on behalf of the Trustee, the Notes Collateral Agent and the Holders), and the Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including the Security Agreement and any Security Documents executed on or after the Issue Date in accordance with Article 12. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral

Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any Security Document, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
Section 7.11Limitation on Duty of Trustee in Respect of Collateral
(i)Beyond the exercise of reasonable care in the custody thereof and except as otherwise expressly set forth in the Note Documents, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
(ii)The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Note Documents by the Issuer and the Guarantors.
Section 7.12Trustee in Other Capacities
References to the Trustee in Section 6.13 and Sections 7.01, 7.02, 7.03, 7.04, 7.06, 7.07 and 7.08 shall be understood to include the Trustee when acting in other capacities under the Indenture and other Note Documents, including, without limitation, as Notes Collateral Agent. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Notes Collateral Agent, the Security Documents, the Intercreditor Agreements and any other Note Document to which the Notes Collateral Agent is party, mutatis mutandis, in addition to this Indenture, and the Notes Collateral Agent shall be entitled to the same rights, benefits, privileges, powers, protections, indemnities and exculpations afforded to the Trustee by such Sections.

Article VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.1Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may, at its option and at any time, elect to have either Section 8.02 of this Indenture or Section 8.03 of this Indenture applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.2Legal Defeasance and Discharge.
(i)Upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Guarantees and the Liens, if any, on the Collateral securing the Notes will be automatically released (subject to the Security Documents) on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(1)the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04 of this Indenture;
(2)the Issuer’s obligations with respect to the Notes concerning issuing the Temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and
(4)this Section 8.02.
(ii)Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 of this Indenture.
Section 8.3Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.15, 4.16, and 4.17 of this Indenture with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 of this Indenture are satisfied and the Liens, if any, on the Collateral securing the Notes will be automatically released (subject to the Security Documents) (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of this Indenture, but, except as specified above, the remainder of this Indenture, and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03 of this Indenture, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, an Event of Default specified in Section 6.01(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(5), Section 6.01(6), Section 6.01(7), Section 6.01(8) (solely with respect to Significant Subsidiaries of the Issuer) and Section 6.01(9) (solely with respect to Significant Subsidiaries of the Issuer) of this Indenture, in each case, shall not constitute an Event of Default.
Section 8.4Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 of this Indenture:
(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants engaged by the Issuer, to pay the principal of, or interest (and the Issuer shall be deemed to have elected to pay Cash Interest) and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);
(6)the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and
(7)the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with
(8)The Legal Defeasance or Covenant Defeasance will be effective at the time at which all the applicable conditions above have been satisfied. Upon compliance with the foregoing, the Trustee, upon request by the Issuer, shall execute proper instrument(s) acknowledging such Legal Defeasance or Covenant Defeasance.
Section 8.5Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(i)Subject to Section 8.06 of this Indenture, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 of this Indenture in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.
(ii)The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to

Section 8.04 of this Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.
(iii)Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 of this Indenture which, in the opinion of an independent financial advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) of this Indenture), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.6Repayment to the Issuer.
Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.
Section 8.7Reinstatement.
If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 of this Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be; provided that, if the Issuer makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.
Article IX
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.1Without Consent of Holders.
(i)Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement the Note Documents without the consent of any Holder:
(1)to cure any mistake, ambiguity, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders and Guarantees in the case of a merger, consolidation, Division or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;
(4)[reserved];
(5)to make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights hereunder of any Holder;
(6)[reserved];
(7)to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;
(8)to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;
(9)to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;
(10)to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Notes Secured Parties, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;
(11)to add representatives with respect to Indebtedness intended to have Junior Lien Priority, Senior Lien Priority and/or Pari Passu Lien Priority to the Intercreditor Agreements, in each case to the extent the related Indebtedness and Liens are permitted under this Indenture;
(12)to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien/Second Lien Intercreditor Agreement, or any joinder thereto;
(13)in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreements or to modify any such legend as required by the Intercreditor Agreements;
(14)to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement, this Indenture or any other agreement that is not prohibited by this Indenture; or

(15)to release Collateral from the Lien securing the Notes Obligations when permitted or required by the Security Documents, this Indenture and/or the Intercreditor Agreements.
(ii)Subject to Section 9.02, upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or other amendment, supplement or modification to the Note Documents, and upon receipt by the Trustee and the Notes Collateral Agent, as applicable, of the documents described in Section 13.04 of this Indenture, the Trustee and the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or other amendment, supplement or modification to the Note Documents authorized or permitted by the terms of this Indenture or other Note Document, but the Trustee and the Notes Collateral Agent shall not be obligated to enter into such amended or supplemental indenture or other amendment, supplement or modification to the Note Documents that affects its own rights, duties or immunities under this Indenture or otherwise. The Trustee and Notes Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and Officers’ Certificate stating that such amendment or supplement is authorized or permitted by this Indenture or other Note Document, as applicable.
Section 9.2With Consent of Holders.
(i)Except as provided in Section 9.01 of this Indenture and this Section 9.02, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend, supplement or otherwise modify any Note Documents with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07 of this Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 of this Indenture shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
(ii)Upon the request of the Issuer, and upon delivery to the Trustee and, if applicable, the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and, if applicable, the Notes Collateral Agent of the documents described in Section 13.04 of this Indenture, the Trustee and, if applicable, the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or other amendment, supplement or modification to the Note Documents unless such amended or supplemental indenture or other amendment, supplement or modification directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or other amendment, supplement or modification to the Note Documents.
(iii)It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement, waiver or modification. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement, waiver or modification.

(iv)After an amendment, supplement, waiver or modification under this Section 9.02 becomes effective, the Issuer will give to the Holders a notice briefly describing such amendment, supplement, waiver or modification. However, the failure of the Issuer to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement, waiver or modification.
(v)However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the optional redemption of the Notes pursuant to Section 3.07 of this Indenture (other than provisions relating to notice period for consummating an optional redemption of the Notes).
(3)reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)make any Note payable in money other than that stated in the Notes;
(6)make any change in the provisions of this Indenture relating to waivers of past Defaults or the contractual rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;
(7)make any change in the preceding amendment and waiver provisions;
(8)amend or otherwise modify any Security Documents or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing (x) the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (y) all or substantially all of the value of the Guarantees; or
(9)permit the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to this Indenture.
(vi)Without the consent of each Holder directly and adversely affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder) (a) subordinate, in a single transaction or a series of related transactions, the Liens securing any of the Notes on any material portion of the Collateral in contractual lien or payment priority to the Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money or (b) subordinate any of the Notes in contractual payment priority to any other Indebtedness for borrowed money (such Indebtedness, the “Senior Indebtedness”), in each case, unless each directly and adversely affected Holder has been or will be offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the principal amount of Notes that are directly and adversely affected thereby held by each Holder immediately prior to the incurrence of such Senior Indebtedness) of the Senior Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such directly and adversely affected Holder decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness. Any subordination expressly permitted by this Indenture as in effect on the Issue Date or any other Note Document as in effect on the Issue Date (including any Intercreditor Agreement as in effect on the Issue Date) shall not be restricted by this Section 9.02(f). For the avoidance of doubt, this Section 9.02(f) shall not (i) override the permission for (x) Liens expressly permitted by this Indenture as in effect on the Issue Date, or (y) Indebtedness expressly permitted by this Indenture as in effect on the Issue Date, (ii) restrict any amendment to this Indenture to increase the maximum amount of Indebtedness permitted to be incurred under Section 4.09(c), Section 4.09(e), Section 4.09(w), Section 4.09(y), Section 4.09(z), Section 4.09(aa), Section 4.09(dd) or Section 4.09(ee) that has been consented to by Holders of a majority in aggregate principal amount of the Notes then outstanding pursuant to Section 9.02(a) or (iii) apply to the incurrence of any “debtor-in-possession” financing.
Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of all the outstanding Notes issued under this Indenture, no amendment or waiver may amend or otherwise modify any provisions in this Indenture with the effect of extending or adding any grace periods with respect to the payment of principal or interest on the Notes.
(vii)A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
Section 9.3[Reserved].
Section 9.4Revocation and Effect of Consents.
(i)Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
(ii)The Issuer may, but shall not be obliged to, fix a record date pursuant to Section 1.05 of this Indenture for the purpose of determining the Holders entitled to consent to any amendment or waiver.
Section 9.5Notation on or Exchange of Notes.

(i)The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
(ii)Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.6Trustee and Notes Collateral Agent to Sign Amendments, etc.
The Trustee and the Notes Collateral Agent shall sign any amended or supplemental indenture, security documents, intercreditor agreements or other amendments, supplements or modifications to any Note Documents authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. The Issuer may not sign an amended or supplemental indenture, security document, intercreditor agreement or other amendment, supplement or modification to any Note Document until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, security document, intercreditor agreement or other amendment, supplement or modification to any Note Document, the Trustee and the Notes Collateral Agent, as applicable, shall be provided with and (subject to Section 7.01 of this Indenture) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 of this Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture, security document, intercreditor agreement or other amendment, supplement or modification to any Note Document is authorized or permitted by this Indenture and the Note Documents. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto.
Article X
GUARANTEES
Section 10.1Guarantees.
(i)Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a second lien senior secured basis, to each Holder and to the Trustee and the Notes Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders, the Trustee or the Notes Collateral Agent hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(ii)Each of the Guarantors hereby agrees that its obligations under its Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder, the Trustee or the Notes Collateral Agent with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.05 of this Indenture.
(iii)Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01 of this Indenture.
(iv)If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(v)Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of this Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of its Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders, the Trustee or the Notes Collateral Agent under any Guarantees.
(vi)Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(vii)In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(viii)Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.
Section 10.2Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.
Section 10.3Execution and Delivery.
(i)To evidence its Guarantee set forth in Section 10.01 of this Indenture, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.
(ii)Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 of this Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(iii)If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.
(iv)The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 10.4Guarantors May Consolidate, etc., on Certain Terms.
(i)Except as otherwise provided in this Section 10.04, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or another Subsidiary Guarantor) or consummate a Division as the Dividing Person (in each case, whether or not such Subsidiary Guarantor is the surviving Person), unless:

(1)immediately after giving effect to such transaction, no Event of Default exists; and
(2)either:
(A)the Person (if other than the Issuer or a Subsidiary Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Subsidiary Guarantor) formed by or surviving any such consolidation, merger or Division assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or
(B)such transaction does not violate Section 4.10 of this Indenture.
Section 10.5Releases.
(i)The Subsidiary Guarantee of a Subsidiary Guarantor will be released:
(1)in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or Division) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor, if the sale or other disposition does not violate Section 4.10 of this Indenture;
(2)in connection with any sale of Capital Stock of that Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;
(3)if any Subsidiary that is a Subsidiary Guarantor becomes an Excluded Subsidiary in accordance with the applicable provisions of this Indenture;
(4)upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 of this Indenture or satisfaction and discharge of this Indenture in accordance with Article 11 of this Indenture; or
(5)as described in Article 9.
Article XI
SATISFACTION AND DISCHARGE
Section 11.1Satisfaction and Discharge.
(i)This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
(1)either:
(A)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or
(B)all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the transmitting of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2)no Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;
(3)the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
(4)the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
(ii)In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
(iii)Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.06 of this Indenture shall survive, and if money shall have been deposited with the Trustee pursuant to Section 11.01(a)(1)(B) of this Indenture, the provisions of Section 11.02 and Section 8.06 of this Indenture shall survive.
Section 11.2Application of Trust Money.
(i)Subject to the provisions of Section 8.06 of this Indenture, all money and Government Securities deposited with the Trustee pursuant to Section 11.01 of this Indenture shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.
(ii)If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 of this Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 of this Indenture; provided that if the Issuer has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.
Article XII
Article XIIICOLLATERAL
Section 13.1Security Documents
On and after the Issue Date, the due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and payment and performance of all other Notes Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into (including by way of joinder) the Security Documents, the Intercreditor Agreements on the Issue Date, and the Security Documents and any other intercreditor agreement not prohibited by the terms of this Indenture, if any, at any time after the Issue Date, if applicable, binding the Holders to the terms thereof, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On the Issue Date, the Issuer, the Guarantors, the Notes Collateral Agent and the Trustee, as applicable, will enter into (including by way of joinder) the Intercreditor Agreements and the other Security Documents establishing the terms of the security interests with respect to the Collateral. On or following the Issue Date, the Issuer and the Guarantors shall promptly execute, file or cause the filing of any and all further instruments and documents, and take any and all actions (including filing financing statements, continuation statements and amendments to financing statements), that may be necessary or that the Notes Collateral Agent may reasonably request in order to grant, preserve, maintain, protect and perfect

(including the priority thereof) the security interests granted or purported to be granted by the Security Documents in the Collateral.
Section 13.2Release of Collateral
(i)The Issuer and the Guarantors will be entitled to the automatic release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:
(1)upon payment in full of the principal of, together with accrued and unpaid interest (including any premiums) on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents,
(2)at the time such property or asset is sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition in a transaction not prohibited under this Indenture or any Note Document to any Person that is not the Issuer or that is not (and is not required to be) a Guarantor;
(3)if such property or assets become Excluded Assets;
(4)in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;
(5)[reserved];
(6)in connection with any enforcement action taken in accordance with the First Lien/Second Lien Intercreditor Agreement;
(7)as described under Article 9 hereof;
(8)if such property is otherwise released in accordance with, and as expressly provided by the terms of, this Indenture, the Intercreditor Agreements or any other Security Document; or.
(9)upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 and Section 8.03 hereof, or a discharge of this Indenture as described under Section 11.01 hereof.
(ii)With respect to any release of Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is permitted for the Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Notes Collateral Agent will promptly upon the request of the Issuer (and each Holder irrevocably authorizes the Notes Collateral Agent at any time to), at the Issuer’s expense, execute and deliver to the applicable Grantor such documents as the Issuer may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of the applicable Guarantor from its Guarantee, in each case in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements, as applicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and

Opinion of Counsel and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreements to the contrary, the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel, upon which it shall be entitled to conclusively rely.
Section 13.3Suits to Protect the Collateral
Subject to the provisions of Article 7, the Security Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may (but shall not be obligated to), in its sole discretion, or may direct the Notes Collateral Agent to take all actions it determines in order to:
(i)enforce any of the terms of the Security Documents; and
(ii)collect and receive any and all amounts payable in respect of the Notes Obligations hereunder.
Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.
Section 13.4Authorization of Receipt of Funds by the Trustee Under the Security Documents
Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 13.5Purchaser Protected
Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 13.6Powers Exercisable by Receiver or Trustee
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee, the Notes Collateral Agent or otherwise in accordance with the Intercreditor Agreements.
Section 13.7Notes Collateral Agent
(i)The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreements, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreements, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements, and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents or the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents or the Intercreditor Agreements, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or the Intercreditor Agreements, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The parties hereto acknowledge and agree that the Notes Collateral Agent shall not be obligated to act as collateral agent for any debt issued after the date hereof (except in the event that PIK Notes or Additional Notes under this Indenture are issued), or for any party which becomes a creditor to the Issuer after the date hereof.
(ii)The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents and/or the Intercreditor Agreements, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(iii)The Notes Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, certification, electronic transmission, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and, subject to Section 12.07(n), upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the Intercreditor Agreements, or any other Note Document, unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes then outstanding as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents, the Intercreditor Agreements, or any other Note Document in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(iv)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless an officer of the Notes Collateral Agent shall have received written notice referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes then outstanding (subject to this Section 12.07). The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default.
(v)The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction, at the expense of the Issuer, to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring

Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture. If the Notes Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Notes Collateral Agent.
(vi)Ankura Trust Company, LLC shall initially act as Notes Collateral Agent and shall be authorized to appoint co-collateral agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person (other than the request of the Trustee or the Holders of a majority of the aggregate principal amount of the Notes in accordance with this Indenture) or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees’ attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, willful misconduct or bad faith.
(vii)The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into (including by way of joinder) the Intercreditor Agreements on the Issue Date, (iii) enter into any other intercreditor arrangement or subordination agreement not prohibited by the terms hereof on or after the Issue Date, (iv) make the representations of the Holders set forth in the Security Documents or any of the Intercreditor Agreements, (v) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements, and (vi) perform and observe its obligations under the Security Documents and the Intercreditor Agreements.
(viii)The Trustee shall not, and shall not instruct the Notes Collateral Agent to, in each case unless specifically requested to do so by the Holders of a majority in aggregate principal amount of the Notes then outstanding, take or cause to be taken any action to enforce its rights under this Indenture or the other Note Documents or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(ix)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.
(x)Subject to the Intercreditor Agreements, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(xi)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee, any of the Holders or any of the Notes Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or any of the Intercreditor Agreements, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents or the Intercreditor Agreements it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee, any Holder, or any Notes Secured Party as to any of the foregoing, except for such liability resulting from the Notes Collateral Agent’s own willful misconduct, gross negligence or bad faith (as determined by a final, non-appealable judgment of a court of competent jurisdiction).
(xii)If the Issuer or any Guarantor (i) incurs any obligations in respect of Indebtedness with a Senior Lien Priority to the Notes Obligations at any time when no applicable intercreditor agreement is in effect or at any time when such Indebtedness entitled to the benefit of the Intercreditor Agreements is concurrently retired or (ii) delivers to the Notes Collateral Agent an Officers’ Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement not prohibited hereunder in favor of a designated agent or representative for the holders of such Indebtedness so incurred, in each case, together with an Opinion of Counsel, the Notes Collateral Agent shall (and are hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officers’ Certificate nor an Opinion of Counsel shall be required in connection with the Intercreditor Agreements to be entered into by the Notes Collateral Agent on the Issue Date. The Notes Collateral Agent shall enter any intercreditor agreement in accordance with Sections 7.10 and 13.20.
(xiii)No provision of this Indenture, the Intercreditor Agreements or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any Collateral or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.
(xiv)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and/or the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, willful misconduct or bad faith, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(xv)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.
(xvi)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and/or the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents or the Intercreditor Agreements, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and/or any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents or the Intercreditor Agreements.
(xvii)The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.
(xviii)Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by two Officers (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto permitted hereunder to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(q), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 12.07(q)).
(xix)Each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Security Documents and all agreements, documents and instruments incidental thereto, and may enter into further intercreditor agreements in accordance with the terms hereof, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no obligation to exercise any discretion under this Indenture, the Intercreditor Agreements, any intercreditor agreement, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Notes Collateral Agent to execute and deliver the Intercreditor Agreements in accordance with the term of this Indenture, in each case in its capacity as “representative” (or similar term) for itself and on behalf of the other Notes Secured Parties, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.
(xx)After the occurrence and during the continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or any of the Intercreditor Agreements.
(xxi)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreements, and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.
(xxii)In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or the Intercreditor Agreements, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, accompanied by indemnity, if requested, satisfactory to the Notes Collateral Agent. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, accompanied by indemnity, if requested, satisfactory to the Notes Collateral Agent, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(xxiii)Notwithstanding anything to the contrary contained in this Indenture, any Security Document or the Intercreditor Agreements, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. The Notes Collateral Agent makes no representation regarding the validity, effectiveness or enforceability of the Intercreditor Agreements.
(xxiv)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.07 and Section 13.02 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(xxv)Notwithstanding anything to the contrary contained in this Indenture, the Notes Collateral Agent shall be entitled to act pursuant to the instructions of the Holders and the Trustee with respect to the Security Documents and the Collateral.
(xxvi)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein. The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.06, as if references therein to Trustee were references to Notes Collateral Agent.
(xxvii)None of the Notes Collateral Agent or any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture, any other Note Documents or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence, willful misconduct or bad faith), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer, any Grantor or any Affiliate of any Grantor, or any officer or Related Persons thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, or any other Note Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Intercreditor Agreements, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Note Documents or to inspect the properties, books or records of any Grantor or any Grantor’s Affiliates.
(xxviii)In the event of any dispute between or conflicting claims by or among the Notes Secured Parties and/or any other person or entity with respect to any Collateral, the Notes Collateral Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Notes Collateral Agent shall not be or become liable in any way to the Notes Secured Parties for failure or refusal to comply with such conflicting claims, demands or instructions. The Notes Collateral Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Notes Collateral Agent or (ii) the Notes Collateral Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all claims, losses and liabilities which it may incur by reason of so acting. The Notes Collateral Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such proceeding shall be paid by and shall be deemed a joint and several obligation of, the Notes Secured Parties (which, for purposes of this obligation, shall be deemed not to include the Notes Collateral Agent or the Trustee).
(xxix)Upon any payment or distribution of assets hereunder, the Notes Collateral Agent shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an insolvency proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution in the insolvency proceeding, delivered to the Notes Collateral Agent, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.
(xxx)The Issuer and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability, expenses and costs (including reasonable attorneys’ fees and expenses and court costs) incurred in connection with any action, claim or suit brought to enforce the Notes Collateral Agent’s right to indemnification and the acceptance or the performance of its duties hereunder (including the costs and expenses of enforcing any Note Documents against the Issuer or any of the Guarantors (including this Article 12) or defending itself against any claim whether asserted by any Holder, an Issuer or any Guarantor, any holder of other Indebtedness or any other Person or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer or any Guarantor of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuer and the Guarantors shall pay the fees and expenses of such counsel. The obligations of the Issuer and the Guarantors under this Section 12.07(dd) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent. To secure the payment obligations of the Issuer and the Guarantors in this Section 12.07(dd), the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or Notes Collateral Agent, except for money and property held in trust to pay principal, premium, if any, and interest on the Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee and the Notes Collateral Agent through the willful misconduct, gross negligence or bad faith on the part of the Trustee or the Notes Collateral Agent, as the case may be.

Article XIV
MISCELLANEOUS
Section 14.1[Reserved].
Section 14.2Notices.
(i)Any notice or communication to the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:
if to the Issuer or any Guarantor:
c/o ModivCare Inc.
6900 E. Layton Avenue
12th Floor
Denver, CO 80237
Attention: General Counsel
with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York City
NY 10022
Email: ####; ####
Attention: Sophia Hudson, P.C.; Zoey Hitzert
if to the Trustee or the Notes Collateral Agent:
Ankura Trust Company, LLC
140 Sherman Street
Fairfield, CT 06824
Attention: Krista Gulalo, Michael Fey
Email: ####, ####

With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Mark Somerstein and Luiza Salata
Email: ####; ####

The Issuer, any Guarantor, the Trustee and the Notes Collateral Agent by like notice, may designate additional or different addresses for subsequent notices or communications.
(ii)All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.
(iii)Any notice or communication to a Holder shall be electronically transmitted or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
(iv)Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
(v)Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.
(vi)The Trustee and the Notes Collateral Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee and the Notes Collateral Agent, or another method or system specified by the Trustee and the Notes Collateral Agent, as available for use in connection with its services hereunder (collectively, “Electronic Means”); provided, however, that the Issuer and each Guarantor, as applicable, shall provide to the Trustee an incumbency certificate listing Officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer and each Guarantor, as applicable, whenever a Person is to be added or deleted from the listing. If any of the Issuer and Guarantors, as applicable, elects to give Instructions to the Trustee and the Notes Collateral Agent using Electronic Means and the Trustee and the Notes Collateral Agent in its discretion elects to act upon such Instructions, the Trustee’s and the Notes Collateral Agent’s understanding of such Instructions shall be deemed controlling. Each of the Issuer and the Guarantors understands and agrees that the Trustee and the Notes Collateral Agent cannot determine the identity of the actual sender of such Instructions and that the Trustee and the Notes Collateral Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee and the Notes Collateral Agent have been sent by such Authorized Officer. Each of the Issuer and the Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and the Notes Collateral Agent and

that the each of the Issuer and the Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer or any Guarantor, as applicable. The Trustee and the Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s and the Notes Collateral Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. Each of the Issuer and the Guarantors agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee and the Notes Collateral Agent, including without limitation the risk of the Trustee and the Notes Collateral Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and the Notes Collateral Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer or any Guarantor, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee and the Notes Collateral Agent immediately upon learning of any compromise or unauthorized use of the security procedures.
(vii)Except as otherwise expressly provided above, if a notice or communication is transmitted in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(viii)If the Issuer transmits a notice or communication to Holders, it shall transmit a copy to the Trustee and the Notes Collateral Agent and each Agent at the same time.
Section 14.3[Reserved].
Section 14.4Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer or any Guarantor to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or the Intercreditor Agreements, the Notes Collateral Agent:
(1)an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 13.05 of this Indenture) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture or other Note Document (in each case, to the extent applicable) relating to the proposed action have been complied with; and
(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 of this Indenture), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Section 14.5Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (or in any other Note Document) shall include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition;
(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate or a certificate of public officials as to matters of fact); and
(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.
Section 14.6Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 14.7No Personal Liability of Directors, Officers, Employees, Incorporator, Stockholder, Member, Partner or Other Holder of Equity Interests.
No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 14.8Governing Law and Jurisdiction.
THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Each of the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent (i) agrees that any suit, action or proceeding against it arising out of or relating to the this Indenture may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan, New York City, New York, (ii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding, (iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and (iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.
Section 14.9Waiver of Jury Trial.
EACH OF THE ISSUER, THE GUARANTORS, HOLDERS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 14.10Force Majeure.
In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, and pandemics or disease; it being understood that the Trustee and the Notes Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 14.11No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.12Successors.
All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind their respective successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 of this Indenture.
Section 14.13Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 14.14Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 14.15Table of Contents, Headings, etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 14.16Facsimile and Electronic Transmission of Signature Pages.
The exchange of copies of this Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or in electronic format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 14.17U.S.A. PATRIOT Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Notes Collateral Agent is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 14.18Tax Filings.
Upon request from the Trustee and the Notes Collateral Agent, the Issuer and each of the Holders shall provide information reasonably necessary in order to enable the Trustee to determine whether any withholding obligations under Section 1471-1474 of the Internal Revenue Code of 1986 (“FATCA”) or applicable law apply. The Trustee and the Notes Collateral Agent shall be entitled to make any withholding or deductions from payments to the extent necessary to comply with FATCA or applicable law and neither the Trustee, the Notes Collateral Agent nor the Issuer shall have any liability in connection with its compliance therewith.
Section 14.19Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.
Section 14.20Intercreditor Agreements.
Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, and (b) authorizes and instructs the Trustee, if applicable, and the Notes Collateral Agent to enter into the Intercreditor Agreements, as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.
[Signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Indenture to be executed as of the date first written above.
MODIVCARE INC.,
as Issuer

By:     /s/ L. Heath Sampson
Name: L. Heath Sampson
Title: President and Chief Executive Officer

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

GUARANTORS

ALL METRO ASSOCIATE PAYROLL SERVICES CORPORATION
ALL METRO CGA PAYROLL SERVICES CORPORATION
ALL METRO HEALTH CARE SERVICES, INC. ALL METRO HOME CARE SERVICES, INC. ALL METRO MANAGEMENT AND PAYROLL
SERVICES CORPORATION
CALIFORNIA MEDTRANS NETWORK IPA LLC CALIFORNIA MEDTRANS NETWORK MSO LLC CGA HOLDCO, INC.
CIRCULATION, INC.
FLORIDA MEDTRANS NETWORK LLC FLORIDA MEDTRANS NETWORK MSO LLC HEALTH TRANS, INC.
HIGI CARE HOLDINGS, LLC
HIGI CARE, LLC
HIGI SH LLC
METROPOLITAN MEDICAL TRANSPORTATION IPA, LLC
MODIVCARE SOLUTIONS, LLC NATIONAL MEDTRANS, LLC OEP AM, INC.
PROVADO TECHNOLOGIES, LLC RED TOP TRANSPORTATION, INC. RIDE PLUS, LLC
SOCRATES HEALTH HOLDINGS, LLC TRIMED, LLC
VICTORY HEALTH HOLDINGS, LLC

By:     /s/ L. Heath Sampson     Name: L. Heath Sampson
Title: President and Chief Executive Officer

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

A.E. MEDICAL ALERT, INC.
ALL METRO HOME CARE SERVICES OF NEW YORK, INC.
ASSOCIATED HOME SERVICES, INC. AUDITORY RESPONSE SYSTEMS, INC. BARNEY’S MEDICAL ALERT-ERS, INC. CARE FINDERS TOTAL CARE LLC
NEW ENGLAND EMERGENCY RESPONSE SYSTEMS, INC.
SAFE LIVING TECHNOLOGIES, LLC VALUED RELATIONSHIPS, INC.
VRI INTERMEDIATE HOLDINGS, LLC

By:    /s/ L. Heath Sampson     Name: L. Heath Sampson
Title: President

A & B HOMECARE SOLUTIONS, L.L.C. ARSENS HOME CARE, INC. CAREGIVERS AMERICA, LLC HELPING HAND HOME HEALTH CARE
AGENCY INC.
MULTICULTURAL HOME CARE INC.

By:    /s/ L. Heath Sampson     Name: L. Heath Sampson
Title: Chief Executive Officer

AM HOLDCO, INC.
AM INTERMEDIATE HOLDCO, INC.

By:    /s/ L. Heath Sampson     Name: L. Heath Sampson
Title: President, Chief Executive Officer and Secretary

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

PHILADELPHIA HOME CARE AGENCY, INC.
By:        /s/ L. Heath Sampson
    Name: L. Heath Sampson
    Title: Treasurer

GUARDIAN MEDICAL MONITORING, LLC
HEALTHCOM HOLDINGS, LLC

By: VRI Intermediate Holdings, LLC

    By: Victory Health Holdings, LLC,
     as managing member
    By:    /s/ L. Heath Sampson
     Name: L. Heath Sampson
     Title: President and Chief Executive Officer

AT-HOME QUALITY CARE, LLC
UNION HOME CARE LLC

By: CareFinders Total Care LLC,
as sole member
    By:    /s/ L. Heath Sampson
     Name: L. Heath Sampson
     Title: President

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

HIGI SH HOLDINGS INC.

By:        /s/ Jeffrey Bennett
    Name: Jeffrey Bennett
    Title: Chief Executive Officer

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

Ankura Trust Company, LLC, as Trustee and as
Notes Collateral Agent
By:        /s/ Krista Gulalo
    Name: Krista Gulalo
    Title: Managing Director

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

[Signature Page to Indenture for 5.000% Second Lien Senior Secured Notes PIK Toggle Notes due 2029]

APPENDIX A
PROVISIONS RELATING TO THE INITIAL NOTES, THE PIK NOTES AND THE ADDITIONAL NOTES
Article I
Section 1.1Definitions.
(a)Capitalized Terms.
Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:
“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.
“Custodian” means the custodian with respect to a Global Note, as appointed by DTC, or any successor Person thereto.
“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems Clearance System or any successor securities clearing agency.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.
“U.S. person” means a “U.S. person” as defined in Regulation S.
(b)Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“OID Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)
Article II
Section 2.1Form and Dating
(a)The Initial Notes issued on the Issue Date shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes and PIK Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.
(b)Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” PIK Notes received as PIK Interest in respect of Rule 144A Global Notes, Regulation S Global Notes and Unrestricted Global Notes shall constitute Rule 144A Global Notes, Regulation S Global Notes and Unrestricted Global Notes, respectively. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Increases and Decreases in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions and to account for PIK Payments, if any. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.2(c) of this Appendix A.
(c)Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of the Indenture and pursuant to an Authentication Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee, each Agent and any agent of the Issuer or the Trustee or such Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, any Agent or any agent of the Issuer or the Trustee or such Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
(d)Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.
(e)PIK Notes. In connection with any PIK Payment, the Issuer is entitled, without the consent of the Holders (and without regard to any restrictions or limitations set forth in Section 4.09 and Section 4.12), to increase the aggregate principal amount of an outstanding Global Note or to issue PIK Notes in the form of Global Notes or Definitive Notes under this Indenture having the same terms as the Initial Notes or the Additional Notes, as applicable, subject to Section 2.14, in the amount of the applicable PIK Payment.
Section 2.2Transfer and Exchange.
(a)Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:
(i)to register the transfer of such Definitive Notes; or
(ii)to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
(1)shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing; and
(2)in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes

Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.
(b)Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:
(i)a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and
(ii)written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so cancelled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.
(c)Transfer and Exchange of Global Notes.
(i)The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.
(ii)the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
(d)Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.
(i)Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.
(ii)During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.
(iii)Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.
(iv)Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.
(v)If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.
(e)Legends.

(i)Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Each Global Note shall bear the following additional legend (“Global Notes Legend”):
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE

ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
Each Note shall bear the following additional legend (“ERISA Legend”):
BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
Each Note that has more than de minimis amount of original issue discount for U.S. federal income tax purposes shall bear the following additional legend (“OID Legend”):

THIS SECURITY WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE CODE, BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS SECURITY, THE HOLDER OF THIS SECURITY MAY REQUEST INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS SECURITY BY CONTACTING THE GENERAL COUNSEL AT 6900 E. LAYTON AVENUE, 12th FLOOR, DENVER, CO 80237.
(ii)Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.
(iii)Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
(f)Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.
(g)Obligations with Respect to Transfers and Exchanges of Notes.
(i)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
(ii)No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 4.10, Section 4.15 and Section 9.05 of the Indenture).
(iii)Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(v)In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial Holder thereof, shall be required to be delivered to the Registrar and the Trustee.
(h)No Obligation of the Trustee.
(i)The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.3Definitive Notes.
(a)A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and if (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note, or (y) at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 120 days after the date of such notice, or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, or (iii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary to exchange the Global Note for Definitive Notes. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of

Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.
(b)Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $1.00 and integral multiples of $1.00 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.
(c)The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(d)In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A
[FORM OF FACE OF NOTE]
[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]
[Insert the OID Legend, if applicable, pursuant to the provisions of the Indenture.]
[Insert “THIS IS A PIK NOTE”, if applicable]

CUSIP [                      ]
ISIN [                      ]1
[RULE 144A][REGULATION S][GLOBAL] NOTE

5.000% / 10.000% Second Lien Senior Secured PIK Toggle Notes due 2029
No. [R- ] [R- ]    [$ ]

MODIVCARE INC.
promises to pay to [CEDE & CO.]2 [________________] or registered assigns the principal sum [set forth on the Schedule of Increases and Decreases in the Global Note attached hereto]3 [of $_______ (_________Dollars)]4 on October 1, 2029.
Interest Payment Dates: April 1 and October 1
Record Dates: March 15 and September 15

1     Rule 144A Note CUSIP: 60783X AC8
    Rule 144A Note ISIN: US60783XAC83
    Regulation S Note CUSIP: U60714 AC3
    Regulation S Note ISIN: USU60714AC34
2     Include in Global Notes
3     Include in Global Notes
4     Include in Definitive Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.
Dated: [__________]
MODIVCARE INC.
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture:
The Huntington Bank, as Authenticating Agent
By:                    Authorized Signatory
Dated: [__________]

[Reverse Side of Note]

5.000% / 10.000% Second Lien Senior Secured PIK Toggle Notes due 2029
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.INTEREST. ModivCare Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the interest rate set forth herein pursuant to Section 2.14 and Section 4.01 of the Indenture.
With respect to each Interest Period, interest on the Notes shall, at the option of the Issuer, (i) accrue at a rate per annum equal to 5.000% and be payable in the form of Cash Interest, or (ii) accrue at a rate per annum equal to 10.000% and be payable in kind. Payment of interest in kind shall be (x) if the Notes are represented by one or more Definitive Notes, by issuing PIK Notes in an aggregate principal amount equal to the relevant amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver such PIK Notes in the form of Definitive Notes for original issuance to the Holders on the relevant Record Date, as shown by the records of the Registrar and (y) if the Notes are represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the aggregate principal amount of the outstanding Global Notes by an amount equal to the amount of interest to be paid in kind (rounded down to the nearest $1.00) and the Trustee, upon receipt of an Authentication Order, will increase the principal amount of the outstanding Global Note by such amount. Interest will be calculated based on the outstanding principal of the Notes as of the beginning of the applicable Interest Period rounded down to the nearest $1.00, provided that (A) the Issuer shall be deemed to have elected to pay Cash Interest in accordance with clause (i) above unless the Issuer gives notice to the Trustee on or prior to the date that is 5 Business Days prior to an Interest Payment Date that the Issuer has elected to pay interest for the corresponding Interest Period in the form of PIK Interest in accordance with clause (ii) above and (B) the Issuer shall not be permitted to pay PIK Interest on the Notes (and must pay interest solely in the form of Cash Interest on the Notes at the Cash Interest Rate) for any Interest Period if Liquidity (calculated on a pro forma basis assuming that such interest was paid solely in the form of Cash Interest at the Cash Interest Rate) on any applicable Record Date occurring on and after March 15, 2026, for any such Interest Period would exceed $100.0 million.
2.The Issuer shall pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 1, 2024; provided that the first Interest Payment Date shall be April 1, 2025. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) at the same interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

3.METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered Holders at the close of business on March 15 and September 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and Cash Interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of Cash Interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and Cash Interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. Notwithstanding anything to the contrary herein, PIK Interest shall be paid in accordance with Section 2.14 of the Indenture.
4.PAYING AGENT AND REGISTRAR. Initially, Ankura Trust Company, LLC, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.
5.INDENTURE. The Issuer issued the Notes under an Indenture, dated as of March 7, 2025 (as amended or supplemented from time to time, the “Indenture”), by and among the Issuer, the Guarantors party thereto, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 5.000% / 10.000% Second Lien Senior Secured PIK Toggle Notes due 2029. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture and PIK Notes pursuant to Section 2.14 of the Indenture. The Notes, the PIK Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
6.REDEMPTION AND REPURCHASE. The Notes are subject to optional and mandatory redemption, and may be the subject of certain repurchase events, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.
7.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.
8.PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

9.AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
10.DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.
11.AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.
12.GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
13.CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
14.SECURITY. The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Security Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Notes Collateral Agent, as applicable, to enter into (including by way of joinder) the Security Documents at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.
The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:
c/o ModivCare Inc.
6900 E. Layton Avenue, 12th Floor
Denver, CO 80237
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: _________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES
This certificate relates to $__________principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned (CUSIP: [__________]; ISIN: [__________]).
The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.
In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:
CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐
to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	pursuant to Rule 144 under the Securities Act; or

(7)	☐	pursuant to another available exemption from registration under the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

                Your Signature
Date:
        Signature of Signature
        Guarantor
TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Date:
        NOTICE: To be executed by
        an executive officer
        Name:
        Title:
Signature Guarantee*: ____________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A
REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,
PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE55
The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐	the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.
Date:
        Signature of Signature
        Guarantor

5     Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:
☐ Section 4.10 ☐ Section 4.15
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________	(integral multiples of $1.00; provided that the unpurchased portion must be in a minimum principal amount of $1.00)
Date: ________________
    Your Signature:
        (Sign exactly as your name appears on the             face of this Note)
    Tax Identification
No.:
Signature Guarantee*: _________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $_____________. The following increases and decreases in the aggregate principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B
FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Supplemental Indenture (this “Supplemental Indenture”), dated as of [_______] [__], 20[___], among ModivCare Inc., a Delaware corporation (the “Issuer”), _________________ (the “Guaranteeing Subsidiary”), a Subsidiary of the Issuer, and Ankura Trust Company, LLC, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (as amended, modified and/or supplemented from time to time, the “Indenture”), dated as of March 7, 2025, providing for the issuance of an unlimited aggregate principal amount of 5.000% Second Lien Senior Secured PIK Toggle Notes due 2029 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and
WHEREAS, pursuant to Section 9.01(a)(8) of the Indenture, each of the Issuer, the Guaranteeing Subsidiaries, the Trustee and the Notes Collateral Agent is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.
3.Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTEEING SUBSIDIARIES, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE
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LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
5.Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
6.Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
7.Trustee and Notes Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Notes Collateral Agent, whether or not provided elsewhere in this Supplemental Indenture. The Trustee and the Notes Collateral Agent make no representations as to the validity, execution or sufficiency of this Supplemental Indenture or any Guarantee or in respect of the recitals contained in this Supplemental Indenture, all of which are deemed made by the Issuer and the Guaranteeing Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
MODIVCARE INC.
By:
Name:
Title:
[NAME OF GUARANTEEING SUBSIDIARY]
By:
Name:
Title:
Ankura Trust Company, LLC, as Trustee and Notes Collateral Agent
By:
Name:
Title:
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